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                                                                   Exhibit 10.17




                            ASSET PURCHASE AGREEMENT

                                  BY AND AMONG

                               CHART HOUSE, INC.,

                         CHART HOUSE ENTERPRISES, INC.,

                              LCH ACQUISITION, INC.


                                       AND

                           LANDRY'S RESTAURANTS, INC.















                            DATED AS OF MAY 17, 2002


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ARTICLE I PURCHASE AND SALE OF ASSETS.......................................   1
    1.1      Sale...........................................................   1
             1.1.1    Included Assets.......................................   2
             1.1.2    Excluded Assets.......................................   4
    1.2      Purchase.......................................................   5
    1.3      The Purchase Price.............................................   5
             1.3.1    Purchase Price........................................   5
             1.3.2    Payment at Closing....................................   5
             1.3.3    Net Adjustment........................................   5
             1.3.4    Allocation of Purchase Price..........................   7
    1.4      Liabilities....................................................   7
             1.4.1    Assumption of Liabilities.............................   7
             1.4.2    Excluded Liabilities..................................   8
    1.5      Prorations.....................................................   8
    1.6      Stock Sale.....................................................   8

ARTICLE II CLOSING ITEMS TO BE DELIVERED AND THIRD PARTY CONSENTS...........   9
    2.1      Closing........................................................   9
    2.2      Items to be Delivered at Closing...............................   9

ARTICLE III REPRESENTATIONS AND WARRANTIES..................................  11
    3.1      Representations and Warranties of Seller and CHE...............  11
             3.1.1    Organization and Qualification; Subsidiaries..........  11
             3.1.2    Certificate of Incorporation and By-Laws..............  11
             3.1.3    Authority Relative to This Agreement..................  11
             3.1.4    No Conflict; Required Filings and Consents; Landlord's
             Consents.......................................................  12
             3.1.5    SEC Filings; Financial Statements.....................  13
             3.1.6    Absence Of Certain Changes Or Events..................  13
             3.1.7    No Undisclosed Liabilities............................  14
             3.1.8    Absence of Litigation.................................  14
             3.1.9    Proxy Statement.......................................  14
             3.1.10   Fairness Opinion of Financial Adviser.................  14
             3.1.11   Brokers...............................................  14
             3.1.12   Certain Restrictions Not Applicable...................  14
             3.1.13   Vote Required.........................................  15
             3.1.14   Title to Properties...................................  15
             3.1.15   Ownership of Tangible Assets..........................  15
             3.1.16   Contracts.............................................  15
             3.1.17   Real Property.........................................  16
             3.1.18   Intellectual Property.................................  17
             3.1.19   Permits...............................................  17
             3.1.20   Tax Matters...........................................  18
             3.1.21   Benefit Plans.........................................  18
             3.1.22   Compliance with Applicable Laws.......................  19


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             3.1.23   Compliance with Environmental Law.....................  19
             3.1.24   Employee and Labor Matters............................  19
             3.1.25   Transactions with Affiliates..........................  20
             3.1.26   VIP Diners Cards......................................  20
             3.1.27   Insurance.............................................  20
             3.1.28   COBRA Continuation....................................  20
    3.2      Representations and Warranties of Purchaser and Parent.........  21
             3.2.1    Organization and Qualification........................  21
             3.2.2    Authority Relative to This Agreement..................  21
             3.2.3    No Conflict, Required Filings and Consents............  21
             3.2.4    Proxy Statement.......................................  22
             3.2.5    Brokers...............................................  22
             3.2.6    Financing.............................................  22
             3.2.7    SEC Filings...........................................  22
             3.2.8    No Business Activities................................  22
    3.3      Survival of Representations, Warranties and Agreements.........  22

ARTICLE IV AGREEMENTS PENDING CLOSING.......................................  23
    4.1      Agreements of Seller and CHE Pending the Closing...............  23
             4.1.1    Business in the Ordinary Course.......................  23
             4.1.2    Existing Condition....................................  25
             4.1.3    Update Schedules......................................  25
             4.1.4    Proxy Statement.......................................  25
             4.1.5    Stockholder Approval..................................  26
             4.1.6    Commercially Reasonable Efforts.......................  26
             4.1.7    Access to Information and Personnel...................  26
             4.1.8    Maintenance of Insurance; Damages.....................  27
             4.1.9    Notice of Offers......................................  27
             4.2      Agreements of Purchaser and Parent Pending the
             Closing........................................................  27
             4.2.1    Commercially Reasonable Efforts.......................  27
             4.2.2    Proxy Statement.......................................  28
    4.3      Confidentiality................................................  28

ARTICLE V CONDITIONS PRECEDENT TO THE CLOSING...............................  28
    5.1      Conditions Precedent to Purchaser's and Parent's Obligations...  28
             5.1.1    Representations and Warranties True as of the Closing
                       Date.................................................  29
             5.1.2    Compliance with this Agreement........................  29
             5.1.3    No Injunctions or Restraints..........................  29
             5.1.4    Consents and Approvals................................  29
             5.1.5    Material Adverse Change...............................  29
             5.1.6    Non-Solicitation Agreements...........................  29
             5.1.7    Gift Certificates and Other Perquisites...............  29
             5.1.8    Certificates of Tax Authorities.......................  29
             5.1.9    Closing Deliveries:...................................  30
             5.1.10   Deposit Letters.......................................  30
    5.2      Conditions Precedent to the Obligations of Seller and CHE......  30
             5.2.1    Representations and Warranties True as of the Closing
             Date...........................................................  30


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             5.2.2    Compliance with this Agreement........................  30
             5.2.3    No Injunctions or Restraints..........................  30
             5.2.4    Consents and Approvals................................  31
             5.2.5    Stockholder Approval..................................  31

ARTICLE VI INDEMNIFICATION..................................................  31
    6.1      Indemnification by Seller and CHE..............................  31
    6.2      Indemnification by Purchaser and Parent........................  31
    6.3      Indemnification Procedures.....................................  32
    6.4      Reduction of Losses............................................  33
    6.5      Subrogation....................................................  33
    6.6      Exclusive Remedy...............................................  33
    6.7      Limitation and Expiration......................................  34
    6.8      No Consequential Damages.......................................  34

ARTICLE VII ADDITIONAL AGREEMENTS...........................................  34
    7.1      Employee Matters...............................................  34
    7.2      Maintenance of Books and Records...............................  37
    7.3      Payments Received..............................................  37
    7.4      Use of Name....................................................  37
    7.5      Publicity......................................................  38
    7.6      No Solicitation of Other Offers................................  38
    7.7      Sales and Liquor Taxes.........................................  39
    7.8      Further Assurances, Post-Closing Cooperation...................  40

ARTICLE VIII MISCELLANEOUS..................................................  40
    8.1      Termination....................................................  40
    8.2      Effect of Termination and Abandonment..........................  41
    8.3      Payment of Certain Fees upon Termination.......................  41
    8.4      Bulk Sales Law.................................................  41
    8.5      Sales, Transfer and Documentary Taxes, etc.....................  41
    8.6      Expenses.......................................................  42
    8.7      Contents of Agreement; Amendments..............................  42
    8.8      Assignment and Binding Effect..................................  42
    8.9      Waiver.........................................................  42
    8.10     Notices........................................................  42
    8.11     Governing Law..................................................  43
    8.12     No Benefit to Others...........................................  43
    8.13     Headings, Gender and "Person"..................................  43
    8.14     Schedules and Exhibits.........................................  44
    8.15     Severability...................................................  44
    8.16     Counterparts; Facsimile Signatures.............................  44
    8.17     CHE Guarantee..................................................  44
    8.18     Parent Guarantee...............................................  44
    8.19     No Strict Construction.........................................  45
    8.20     Jurisdiction and Service of Process............................  45
    8.21     Trial..........................................................  45


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    8.22     Knowledge......................................................  46
    8.23     Attorney's Fees................................................  46






                                       iv

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                            ASSET PURCHASE AGREEMENT

     THIS ASSET PURCHASE AGREEMENT (the "Agreement"), is made and entered into as of this 17th day of May, 2002, by and among Chart House, Inc., a Delaware corporation ("Seller"), Chart House Enterprises, Inc., a Delaware corporation ("CHE"), Landry's Restaurants, Inc, a Delaware corporation ("Parent"), and LCH Acquisition, Inc., a Delaware corporation and a direct or indirect wholly-owned subsidiary of Parent ("Purchaser").

                              W I T N E S S E T H:

     A. Seller has been and is engaged in the business of operating Chart House restaurants and one Peohe's restaurant, located at the locations listed on Exhibit A attached hereto (such business being referred to herein as the "Business" and such locations being referred to herein as the "Premises");

     B. CHE owns all of the outstanding capital stock of Seller and certain assets used in connection with the Business;

     C. Purchaser desires to acquire and assume from Seller and CHE, and Seller and CHE desire to sell and assign to Purchaser, certain assets and liabilities of the Business, all upon and subject to the terms and conditions hereinafter set forth;

     D. Parent owns all of the outstanding capital stock of Purchaser and will receive substantial benefit as a result of the performance by Seller of its obligations under this Agreement; and

     E. Capitalized terms used but not defined in the body of the Agreement have the respective meanings set forth in Annex 1.

     NOW, THEREFORE, in consideration of the foregoing and of the respective covenants, representations, warranties and agreements herein contained, and for other good and valuable consideration, the receipt, adequacy and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Parties hereby agree as follows:

                                   ARTICLE I

                           PURCHASE AND SALE OF ASSETS

     1.1 Sale. At the Closing, and except as otherwise specifically provided in this Section 1.1, Seller or CHE, as applicable, shall grant, sell, convey, assign, transfer and deliver to Purchaser, upon and subject to the terms and conditions of this Agreement, all right, title and interest of Seller or CHE, as applicable, in and to all of the assets, properties and rights set forth in
Section 1.1.1 (which assets, properties and rights are herein sometimes called the "Assets"), in all cases free and clear of all Liens other than Permitted Liens.

     1.1.1. Included Assets. The Assets shall include, without limitation, the following assets, properties and rights of Seller (and, as applicable, CHE) used in the conduct of, or generated by or constituting, the Business but shall not include the Excluded Assets:

          (a) all of the real property leases held by CHE or Seller (including all rights under lease) and used in the operation or conduct of the Business which are identified on Exhibit A-1 hereto (the "Leases"), together with all leasehold improvements owned by CHE or Seller that are located in or on such leasehold interests, subject to the Leases relating thereto, including, without limitation, all security deposits, utility deposits and any other deposits (the "Leased Property").

          (b) all tenements, hereditaments, easements, rights-of-way, rights, licenses, patents, rights of ingress and egress, reversionary interests, privileges and appurtenances belonging, pertaining or relating to the Leased Property, any and all rights to the present or future use of wastewater, wastewater capacity, drainage, water or other utility facilities relating to the Leased Property, including, without limitation, all reservations of or commitments or letters covering any such use in the future, whether now owned or hereafter acquired, and the entire right, title and interest of Seller, if any, in, to and under all streets, ways, alleys, passages, strips, gores, pipes, pipelines, sewers, sewer rights, ditches, waters, water courses, water rights and powers, air rights, railroad sidings, minerals, mineral rights and mineral interests adjoining, upon, above, in, under or pertaining to the Leased Property; all options and rights to purchase or otherwise acquire real property that is adjacent to or nearby the Leased Property, and all claims or demands whatsoever of CHE or Seller, either in law or in equity, with respect to the Leased Property, including, without limitation, any unpaid awards to be made relating thereto, including any unpaid awards or damages payable by reason of damage thereto or by reason of a widening of any adjoining streets or roads or a changing of the grade with respect to same, but in each case only to the extent Seller or CHE or any subsidiary of either owns and has the right to convey the same to Purchaser.

          (c) all appliances, kitchen equipment, office equipment and other equipment, tools, spare parts, signage, decor items, furniture, furnishings, leasehold improvements, dinnerware, glassware, flatware, linens and other tangible personal property located at the Premises or relating to the Business or the Assets or which were used in any closed or abandoned Chart House Restaurant and which are owned by CHE or Seller and not currently being used in another restaurant;

          (d) all food and beverages, including alcoholic beverages, whether opened or unopened, all other raw materials and ingredients, packing materials and all other inventories (together, the "Inventory") and all office and other supplies relating to the Business;

          (e) all rights of Seller under any written or oral contract, agreement, lease (other than the Leases), instrument, license agreement or other agreement relating to the Business (including, without limitation, the Material Contracts) (together with the Leases, hereinafter the "Assigned Contracts"). A list of all Assigned Contracts, excluding the Leases, are set forth on Schedule 1.1.1(e);



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

          (f) all transferable governmental licenses, registrations, certificates of occupancy or other permits or approvals of any nature of CHE or Seller or any of its subsidiaries relating to the Business ("Permits");

          (g) all rights of Seller and CHE under any trademark, service mark, trade dress, trade name, copyright or slogan relating to the Business, whether registered or unregistered, and any similar or equivalent rights to the foregoing anywhere in the world, and any applications therefor including, without limitation, those items set forth on Schedule 1.1.1(g) hereto;

          (h) all technologies, methods, data bases, trade secrets, know-how, manufacturing and other processes, inventions, formulae, recipes, process sheets and mixing instructions and other intellectual property used in the Business or under development for use in the Business;

          (i) all computer hardware, software (including documentation and related object and source codes), software licenses and peripherals of CHE or Seller relating to or used in the Business and listed on Schedule 1.1.1(i) hereto;

          (j) all of Seller's or CHE's books, records, papers and instruments of whatever nature and wherever located that relate to the Business or any of the Assets or which are required or necessary in order for Purchaser to conduct the Business from and after the Closing Date in the manner in which it is presently being conducted, including, without limitation, blueprints, specifications, plats, maps, surveys, building and machinery diagrams, correspondence from any lessor relating to any of the Leased Property, all Lease files, accounting and financial records, maintenance and production records, recipe books, operating and policy manuals, personnel and labor relations records, environmental records and reports, sales and property Tax records and returns, sales records, customer lists, records relating to suppliers, marketing brochures, but excluding income Tax records and returns and corporate minute book and stock records.

          (k) all rights or choses in action, including, without limitation all rights under express or implied warranties, representations and guaranties relating to the Assets;

          (l) all information, files, records, data, plans and recorded knowledge related to the foregoing;

          (m) all telephone numbers and telephone listings of Seller;

          (n) all cash on hand in the Seller's restaurants on the Closing Date;

          (o) all goodwill of the Business; and

          (p) all assets, artwork, advertising material, equipment, furniture and fixtures, boat and other models, software, brochures, testimonials, pictures, etc., located in the corporate offices, warehouses, or otherwise and relating to the Business or the Assets and excluding those assets listed on Schedule 1.1.2(f).


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

     1.1.2 Excluded Assets. Notwithstanding the foregoing, the Assets shall not include any of the following (the "Excluded Assets"):

          (a) the certificate of incorporation, minute books, Tax Returns, books of account or other records having to do with the organization of Seller or CHE;

          (b) the rights which accrue or will accrue to Seller or CHE under this Agreement;

          (c) any bank accounts or lock boxes of Seller or CHE;

          (d) any cash or cash equivalents (including marketable securities and short-term investments) and other securities held by Seller or CHE (other than cash on hand in the Seller's restaurants on the Closing Date);

          (e) all insurance policies of Seller or CHE;

          (f) any assets located at, on or in CHE's corporate headquarters at 640 N. LaSalle Street, Chicago, Illinois 60610 which are specifically referenced in Schedule 1.1.2(f);

          (g) the rights of Seller and CHE under any Contract, other than the Assigned Contracts (the "Excluded Contracts");

          (h) the other assets, properties or rights, if any, set forth on
     Schedule 1.1.2;

          (i) any assets relating to any "employee benefit plans" as defined by
     Section 3(3) of the ERISA, all specified fringe benefit plans as defined in
     Section 6039D of the Code, and all other bonus, incentive compensation, deferred compensation, profit sharing, stock option, stock appreciation right, stock bonus, stock purchase, employee stock ownership, savings, severance, supplemental unemployment, layoff, salary continuation, retirement, pension, health, life insurance, dental, disability, accident, group insurance, vacation, holiday, sick leave, fringe benefit or welfare plan, and any other employee compensation or benefit plan, agreement, policy, practice, commitment, contract, or understanding (whether qualified or nonqualified, currently effective or terminated, written or unwritten), and any trust, escrow or other agreement related thereto, which currently is sponsored, established, maintained or contributed to or required to be contributed by CHE or any of its Subsidiaries or for which CHE or any of its Subsidiaries has any liability, contingent or otherwise (collectively, the "Corporation Benefit Plans"); and

          (j) all assets of CHE or any of its Subsidiaries relating to any Angelo and Maxie's restaurants;

          (k) all prepaid rentals, other prepaid expenses, bonds and financial assurance requirements, and other current assets; and



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

          (l) all accounts receivable arising prior to Closing recorded or otherwise (including rebates, volume incentives, marketing funds, etc.) of CHE or Seller and all other rights of CHE or Seller to payment for goods sold or leased or for services rendered, including without limitation those which are not evidenced by instruments or chattel paper, whether or not they have been written off or reserved against as a bad debt or doubtful account in the Latest Balance Sheet relating to the Business; together with all instruments and all documents of title representing any of the foregoing, and all rights, title, security and guaranties in favor of Seller with respect to any of the foregoing.

     1.2 Purchase. At the Closing hereunder, Purchaser shall purchase the Assets from Seller or CHE, as the case may be, upon and subject to the terms and conditions of this Agreement and in reliance on the representations, warranties, covenants and agreements of Seller and CHE contained herein, in exchange for the Purchase Price. In addition, Purchaser shall assume at the Closing and agree to pay, discharge or perform, as appropriate, certain liabilities and obligations of Seller only to the extent and as provided in Section 1.4 of this Agreement. Except as specifically provided in Section 1.4 hereof, Purchaser shall not assume and shall not be responsible for any liabilities or obligations of the Business, the Assets, CHE, or Seller.

     1.3 The Purchase Price.

          1.3.1 Purchase Price. The Purchase Price shall be an amount equal to $45,500,000, subject to adjustment as provided in Sections 1.3.3 and 1.5 (the "Purchase Price").

          1.3.2 Payment at Closing. On the Closing Date, Purchaser shall pay to Seller the Purchase Price (as adjusted pursuant to Sections 1.3.3 and 1.5) by wire transfer to such bank account as shall be designated in writing by Seller to Purchaser.

          1.3.3 Net Adjustment.

          (a) At least two Business Days prior to the Closing Date, Seller shall deliver to Purchaser a statement (the "Estimated Assumed Current Assets Statement") of the estimated Assumed Current Assets of the Business as of the Closing Date (the "Estimated Assumed Current Assets"). As used herein, "Assumed Current Assets" shall be equal to the sum of Seller's net Inventory (valued at cost on a FIFO basis) and cash on hand in the Seller's restaurants on the Closing Date. The Purchase Price payable pursuant to
     Section 1.3.1 hereof shall be increased or decreased dollar for dollar by the amount of the difference between the Estimated Assumed Current Assets and base amount set forth on Schedule 1.3.3(a). On the Closing Date, Seller shall take a complete physical count of the Inventory of the Business and Purchaser or its representatives shall be permitted to observe such physical count being taken. Set forth on Schedules 1.4.1(a)(ii) and (iii) (collectively the "Liabilities Schedules") are the estimated liabilities of Seller for gift certificates and accrued vacations as of the Closing Date (the "Estimated Assumed Closing Date Liabilities"). To the extent the aggregate liabilities for gift certificates and accrued vacations as of the Closing Date (the "Assumed Closing Date Liabilities") are different from those set forth on the Liabilities Schedules, the Purchase Price payable pursuant to Section 1.3.1 shall be increased or decreased dollar for dollar by the amount of such difference. Within fifteen (15) days after the Closing Date, Seller shall deliver to

     Purchaser a statement (the "Assumed Closing Statement") indicating the actual Assumed Current Assets as of the Closing Date (the "Closing Assumed Current Assets") and the actual Assumed Closing Date Liabilities. Purchaser and its representatives shall have the right to review all work papers, data, programs and procedures used to prepare the Assumed Closing Statement and shall have the right to perform any other reasonable procedures necessary to verify the accuracy thereof. Each Party shall bear its own expenses incurred in connection with the above procedures.

          (b) Unless Purchaser, within fifteen (15) days after delivery to Purchaser of the Assumed Closing Statement, notifies Seller in writing that it objects to the Assumed Closing Statement, and specifies the basis for such objection, such Assumed Closing Statement shall become final, binding and conclusive upon the Parties for purposes of this Agreement. If Purchaser and Seller are unable to resolve any objections to the Assumed Closing Statement within fifteen (15) days after any such notification has been given by Purchaser, any Party hereto shall have the option to refer the dispute to Deloitte & Touche (the "Independent Accounting Firm"). If for any reason the Independent Accounting Firm is unavailable to resolve such dispute between Purchaser and Seller and if Purchaser and Seller are also unable to mutually agree upon the designation of a nationally recognized public accounting firm within five (5) days after the dispute has been referred to the Independent Accounting Firm pursuant to the preceding sentence, any Party hereto may thereafter request that the American Arbitration Association ("AAA") make such designation. The accounting firm so designated will make a determination as to each of the items in dispute, which determination shall be final, conclusive and binding upon each of the Parties hereto. Purchaser and Seller shall cooperate with each other and with each other's authorized representatives in order to resolve any and all matters in dispute under this Section 1.3.3 as soon as practicable, and Purchaser and Seller shall share equally the fees and expenses of the Independent Accounting Firm and, if applicable, the accounting firm mutually agreed by the Parties or otherwise designated by AAA.

          (c) If (i) the amount of the Closing Assumed Current Assets are lower than the amount of the Estimated Assumed Current Assets and/or (ii) the Estimated Assumed Closing Date Liabilities are higher than the Assumed Closing Date Liabilities then (iii) the Purchase Price shall be decreased dollar for dollar by the amount of such difference. In such event, at Purchaser's election: (i) Purchaser shall offset such amount by any amounts Purchaser owes Seller in accordance with Section 1.4.1(a)(i), or (ii) Seller shall remit the amount of such difference to Purchaser in cash, in each case with interest at a rate per annum equal to the prime rate announced from time to time by Citibank (the "Agreed Rate") from the Closing Date to the date of payment, within five (5) days after delivery to Purchaser of the Closing Assumed Current Asset Statement as provided above; provided, however, that acceptance by Purchaser of such payment shall not constitute a waiver of Purchaser's right to object to the Closing Assumed Current Asset Statement during the fifteen (15) day period following its delivery. If Purchaser does raise an objection and if resolution of such objection results in a further payment due from Seller to Purchaser, payment of such additional amount, with interest at the Agreed Rate, from the Closing Date to the date of payment, shall be made to Purchaser within five (5) days following final resolution of such objection.

          (d) If (i) the amount of the Closing Assumed Current Assets exceed the amount of the Estimated Assumed Current Assets and/or (ii) the Estimated Assumed Closing Date Liabilities are lower than the Assumed Closing Date Liabilities then (iii) the Purchase Price shall be increased dollar for dollar by the amount of such excess. In such event, at Seller's election:
     (i) Seller shall offset such amount by any amounts Seller owes Purchaser or
     (ii) Purchaser shall within five (5) days after the expiration of the fifteen (15) day period referred to above, or if Purchaser contests the Closing Assumed Current Asset Statement, within five (5) days after final resolution of such objection, remit to Seller the amount of such difference, together with interest thereon at the Agreed Rate, from the Closing Date to the date of payment.

          (e) The amounts due from Purchaser to Seller or from Seller to Purchaser pursuant to paragraphs (c) and (d) hereof shall be netted to provide for one sum due from one Party to the other.

          (f) Except as otherwise set forth in this Section 1.3.3, any undisputed or resolved amounts under this Section 1.3.3 shall be payable within five (5) days of the date such amount is determined to be undisputed or resolved, with interest at the Agreed Rate, even if other amounts continue to be disputed and unresolved.

          1.3.4 Allocation of Purchase Price. The Purchase Price and the liabilities assumed by Purchaser in accordance with Section 1.4 hereof shall be allocated among the Assets acquired hereunder in accordance with the requirements of Section 1060 of the Internal Revenue Code, and in accordance with Schedule 1.3.4 hereto. Purchaser shall prepare such Schedule of such allocations and present it to Seller at least two (2) days prior to the Closing Date. Seller and Purchaser hereby covenant and agree not to take a position on any income tax return, before any governmental agency charged with the collection of an income tax, or in any judicial proceeding that is in any way inconsistent with the terms of this Section 1.3.4 or Schedule 1.3.4.

     1.4 Liabilities.

          1.4.1 Assumption of Liabilities. At the Closing, subject to the terms of this Agreement, including Section 1.4.2 hereof, Purchaser shall assume and agree to pay, discharge or perform, as appropriate, when due and payable and otherwise in accordance with the relevant governing agreements, the following (and only the following) liabilities and obligations of Seller (the "Assumed Liabilities"):

          (a) all trade payables set forth on Schedule 1.4.1(a)(i); (ii) all liabilities arising out of previously issued gift certificates as set forth on Schedule 1.4.1(a)(ii); and (iii) all accrued vacation as set forth on
     Schedule 1.4.1(a)(iii);

          (b) all liabilities and obligations of Seller in respect of the Assigned Contracts arising after the Closing Date;

          (c) all liabilities and obligations under the Permits;

          (d) all liabilities and obligations under or arising from the Permitted Liens; and

          (e) all liabilities and obligations incurred in, resulting from or arising out of the use, operation, ownership or control of the Assets or the operation of the Business after the Closing Date.

          1.4.2 Excluded Liabilities. Other than the Assumed Liabilities, Purchaser shall not assume, pay, discharge, perform or in any way be responsible or liable for any liabilities or obligations of Seller or CHE, whether fixed or unfixed, known or unknown, asserted or unasserted (the "Excluded Liabilities").

     1.5 Prorations. On the Closing Date all obligations and liabilities listed below relating to the Business and/or Assets will be prorated as of the Closing Date, with Seller liable to Purchaser therefor to the extent such items relate to any time period up to and including the day prior to the Closing Date and Purchaser liable to Seller therefor to the extent such items relate to any time period commencing on or after the Closing Date: personal property, real estate, occupancy and water taxes, if any, on or with respect to the Business and/or Assets; rents, taxes and similar items payable by Seller under any Assigned Contract; the amount of any license or registration fees paid to a Governmental Authority with respect to any Permits which are being assigned or transferred hereunder; the amount of sewer rents and charges for water, telephone, electricity and other utilities and fuel; and any other items which are normally prorated in connection with similar transactions. Seller agrees to furnish Purchaser with such documents and other records as Purchaser reasonably requests in order for Purchaser to calculate all adjustments and prorations pursuant to this Section 1.5. The amount of such prorations owed by Purchaser or Seller pursuant to this Section 1.5 shall be paid to Purchaser by Seller or to Seller by Purchaser, as the case may be, on the Closing Date and shall be treated as an adjustment to the Purchase Price paid by Purchaser to Seller on the Closing Date. If current payments with respect to items to be prorated pursuant to this
Section 1.5 are not ascertainable on the Closing Date, such payments shall be prorated on the basis of the most recently ascertainable bill therefor and shall be reprorated between Seller and Purchaser within 30 days after the Closing Date and a cash settlement shall be made promptly thereafter on an item by item basis.

     1.6 Stock Sale. Notwithstanding anything in this Agreement to the contrary, if CHE or Parent shall so elect, CHE and Seller shall transfer and assign all or a portion of the Assets to a newly formed direct or indirect Subsidiary of CHE ("Newco") and at the Closing, shall sell, transfer and assign all of the outstanding Stock of Newco to Purchaser (the "Stock Sale") in full satisfaction of the obligations of CHE and Seller to sell, transfer and assign such Assets to Purchaser under this Agreement. In such event, the Parties shall enter into such amendments to this Agreement as shall be necessary or appropriate to effectuate the Stock Sale. In connection with the Stock Sale, Seller shall, at the request of Parent or Purchaser, timely execute and deliver to Parent or Purchaser an election under Section 338(h)(10) of the Internal Revenue Code and under any comparable provisions of state and local law with respect to the purchase of the shares of Newco's stock, provided that Purchaser and Parent shall have indemnified and held harmless Seller and CHE with respect to any additional taxes payable to the extent the same results from such election. For this purpose, the Purchase Price and the liabilities assumed by Purchaser in accordance with Section 1.4 hereof shall be allocated among the Assets acquired hereunder in accordance with the requirements of Section 338 of the Internal Revenue Code and the regulations thereunder, and in accordance with Schedule
1.3.4 hereto.

                                   ARTICLE II

             CLOSING ITEMS TO BE DELIVERED AND THIRD PARTY CONSENTS

     2.1 Closing. The closing (the "Closing") of the sale and purchase of the Assets shall take place on the date of, and immediately following, the CHE Stockholders' Meeting or upon the later satisfaction or waiver of the conditions set forth in Article V of this Agreement, at the offices of Haynes and Boone, LLP, 1000 Louisiana Street, Suite 4300, Houston, Texas 77002, or on such other date and at such other place as the Parties may mutually agree. The date of the Closing is sometimes herein referred to as the "Closing Date."

     2.2 Items to be Delivered at Closing. At the Closing and subject to the terms and conditions herein contained:

          (a) Seller or CHE, as the case may be, shall deliver to Purchaser the following:

               (i) a duly executed bill of sale and assignment in the form of Exhibit B hereto;

               (ii) a duly executed assignment of United States trademarks in the form of Exhibit C hereto;

               (iii) a duly executed counterpart original of an assignment in respect of each of the Leases including an assignment of rights under any subordination, non-disturbance, attornment agreement in the form of Exhibit D hereto (the "Lease Assignments");

               (iv) a duly executed counterpart original of an undertaking whereby Purchaser assumes and agrees to pay, discharge or perform, as appropriate, the Assumed Liabilities in the form of Exhibit E hereto (the "Assumption Agreement");

               (v) a duly executed counterpart original of a Transition Services Agreement in a form to be mutually agreed to by the Parties prior to the Closing (the "Transition Services Agreement");

               (vi) a duly executed opinion of Seyfarth Shaw, dated the Closing Date, counsel to Seller in the form of Exhibit F hereto;

               (vii) a duly executed certificate of an officer of Seller dated the Closing Date, certifying that the conditions specified in Sections
          5.1.1 and 5.1.2 hereof have been fulfilled;

               (viii) duly executed certificates of the Secretary of each of Seller and CHE certifying (A) resolutions of the directors and stockholders of Seller and CHE approving this Agreement and the transactions contemplated hereby (together with an incumbency and signature certificate regarding the officer signing on behalf of Seller or CHE, as the case may be), and (B) the certificate of incorporation and bylaws of Seller or CHE, as the case may be;

               (ix) all of the information, files, records, data, plans and recorded knowledge belonging to Seller which are part of the Assets; and

               (x) to the extent the same are reasonably available as of the Closing, any and all UCC-3 termination statements or amendments or other documents needed to release or transfer any Liens on, or other security interests in, the Assets, other than the Permitted Liens;

               (xi) the consents required of those Landlords listed on Schedule 2.2(a)(xi) ("Landlord's Consents") to any assignment contemplated by this Agreement;

               (xii) an affidavit pursuant to FIRPTA in the form of Exhibit G hereto;

               (xiii) such agreements, in a form reasonably acceptable to the Parties, including indemnities, to allow for the continuous uninterrupted service of alcoholic beverages by Parent or Purchaser on each of the Leased Properties; and

               (xiv) those items set forth in Section 5.1.9.

and simultaneously with such delivery, Seller shall take all such steps as may be required to put Purchaser in actual possession and operating control of the Assets. Seller will effectuate delivery of the Assets by allowing Purchaser access thereto at the Premises, any warehouse location or at the corporate offices, as applicable. Purchaser shall remove the Assets located at the corporate offices as soon as practicable, but no later than 30 days following the Closing Date.

          (b) Purchaser shall deliver to Seller the following:

               (i) the Purchase Price in accordance with Section 1.3.2 hereof;

               (ii) a duly executed counterpart original of each of the Lease Assignments;

               (iii) a duly executed counterpart original of the Assumption Agreement;

               (iv) a duly executed counterpart original of the Transition Services Agreement;

               (v) a duly executed opinion of Haynes and Boone, LLP, counsel to Purchaser and Parent, dated the Closing Date, in the form of Exhibit H hereto;

               (vi) a duly executed certificate of an officer of Purchaser dated the Closing Date, certifying that the conditions specified in Sections
          5.2.1 and 5.2.2 of this Agreement have been fulfilled; and

               (vii) duly executed certificates of the Secretary of each of Purchaser and Parent certifying (A) resolutions of the directors of Purchaser and Parent approving this Agreement and the transactions contemplated hereby (together with an incumbency and signature certificate regarding the officer signing on behalf of Purchaser or Parent, as the case may be), and (B) the certificate of incorporation and bylaws of Purchaser or Parent, as the case may be; and

               (viii) such agreements, in a form reasonably acceptable to the Parties, including indemnities, to allow for the continuous uninterrupted service of alcoholic beverages by Parent or Purchaser on each of the Leased Properties.

                                  ARTICLE III

                         REPRESENTATIONS AND WARRANTIES

     3.1 Representations and Warranties of Seller and CHE. Except as set forth in the Seller's Disclosure Schedule to be delivered by CHE and Seller to Parent and Purchaser on the date hereof, which sets forth certain disclosures concerning CHE and the Seller and its business (the "Seller's Disclosure Schedule"), each section of which only qualifies the correspondingly numbered representation or warranty in this Article III, Seller and CHE hereby jointly and severally represent and warrant to Purchaser and Parent as follows:

          3.1.1 Organization and Qualification; Subsidiaries. CHE, Seller and each of their respective subsidiaries are corporations duly organized, validly existing and in good standing under the respective laws of the jurisdictions of their incorporation, except where the failure to be so organized, existing and in good standing would not reasonably be expected to have, and does not have, individually or in the aggregate, a Material Adverse Effect. CHE, Seller and each of their respective subsidiaries have the requisite corporate power and authority necessary to own, lease and operate the properties they purport to own, lease or operate and to carry on their business as it is now being conducted, except where the failure to have such power and authority would not reasonably be expected to have, or does not have, individually or in the aggregate, a Material Adverse Effect, and each of CHE, Seller and each of their respective subsidiaries is duly qualified and in good standing to do business in each jurisdiction in which such qualification is necessary because of the nature of the business conducted by it, except where the failure to be so qualified would not have a Material Adverse Effect.

          3.1.2 Certificate of Incorporation and By-Laws. CHE has heretofore made available to Purchaser a true, complete and correct copy of its Restated Certificate of Incorporation, as amended, (the "Restated Certificate of Incorporation") and Amended and Restated By-Laws (the "Amended and Restated By-Laws"), each as amended to date, and has furnished or made available to Parent the Certificate of Incorporation and By-Laws (or equivalent organizational documents) of each of its Subsidiaries (the "Subsidiary Documents"). Such Restated Certificate of Incorporation, Amended and Restated By-Laws and Subsidiary Documents are in full force and effect.

          3.1.3 Authority Relative to This Agreement. Each of CHE and Seller has all necessary corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by CHE and Seller and the consummation by CHE and Seller of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of CHE and Seller, and no other corporate proceedings on the part of CHE or Seller are necessary to authorize this Agreement or to consummate the transactions contemplated hereby, other than the approval of this Agreement by the holders of a majority of the outstanding shares of CHE's common stock, par value $.01 per share (the "Common Stock") and CHE's preferred stock, par value $1.00 per share (the "Preferred Stock") entitled to vote in accordance with the Delaware General Corporation Law (the "DGCL") and CHE's Restated Certificate of Incorporation and Amended and Restated By-Laws (the "Required Company Vote"). The Board of Directors of CHE (the "Board") has approved this Agreement and the transactions contemplated hereby and declared the advisability thereof. This Agreement has been duly and validly executed and delivered by CHE and Seller and, assuming the due authorization, execution and delivery by Parent and Purchaser, constitutes a legal, valid and binding obligation of CHE and Seller enforceable against each of them in accordance with its terms.

          3.1.4 No Conflict; Required Filings and Consents; Landlord's Consents.

          (a) The execution and delivery of this Agreement by CHE and Seller does not, and the performance of this Agreement by CHE and Seller will not,
     (i) conflict with or violate the Restated Certificate of Incorporation or Amended and Restated By-Laws of CHE or any Subsidiary Document or (ii) conflict with or violate any law, rule, regulation, order, judgment or decree applicable to CHE or any of its subsidiaries or by which its or any of their respective properties is bound or affected, except in the case of
     (ii) only, for any such conflicts, violations, breaches, defaults or other occurrences that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

          (b) The execution and delivery of this Agreement by CHE and Seller does not, and the performance of this Agreement by CHE and Seller will not, require any consent, approval, authorization or permit of, or filing with or notification to, any national, federal, state, provincial or local governmental, regulatory or administrative authority, agency, commission, court, tribunal, arbitral body or self-regulated entity, domestic or foreign (collectively, the "Governmental Authorities"), or any other Person except for (i) (A) applicable requirements, if any, of the Securities Act of 1933, as amended (the "Securities Act"), the Securities Exchange Act of 1934, as amended (the "Exchange Act"), state securities laws ("Blue Sky Laws"), (B) filings with or approvals of franchise regulatory authorities, licensing boards or agencies under applicable alcohol and beverage laws and regulations, (C) regulatory filings related to the operation of the Business, (D) filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), to the extent applicable, (E) filings in connection with any applicable transfer or other taxes in applicable jurisdictions and, (F) consents and waivers set forth on Section
     3.1.4 of Seller's Disclosure Schedule (collectively the "Required Consents") or (ii) the Landlord Consents. An otherwise Required Consent shall not be required where the failure to obtain the Required Consent would not (A) prevent or materially delay consummation of the transactions contemplated hereby, (B) otherwise prevent or materially delay CHE or Seller from performing their obligations under this Agreement, or (C) otherwise reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

          3.1.5 SEC Filings; Financial Statements.

          (a) CHE has filed all forms, reports and documents required to be filed with the SEC since December 31, 2000, including, without limitation,
     (i) its Annual Reports on Form 10-K and all quarterly reports on Form 10-Q,
     (ii) all proxy statements relating to CHE's meetings of stockholders (whether annual or special), (iii) all other reports or registration statements filed by CHE with the SEC since December 31, 2000, and (iv) all amendments and supplements to all such reports and registration statements filed by CHE with the SEC since December 31, 2000 (collectively, the "CHE SEC Reports"). CHE SEC Reports (i) were prepared in all material respects in accordance with the requirements of the Securities Act or the Exchange Act, as the case may be, and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. None of CHE's Subsidiaries is required to file any forms, reports or other documents with the SEC or any national securities exchange or quotation service.

          (b) Each of the consolidated financial statements (including, in each case, any related notes and schedules thereto) contained in CHE SEC Reports was prepared in accordance with U.S. generally accepted accounting principles) ("GAAP") applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto and as permitted by Form 10-Q in the case of interim unaudited financial statements), and each fairly presents in all material respects the consolidated financial position of CHE and its Subsidiaries as at the respective dates thereof and the consolidated results of their operations and cash flows for the periods indicated.

          (c) Section 3.1.5(c) of the Seller's Disclosure Schedule contains the unaudited consolidated balance sheet of CHE as of April 1, 2002 (the "Latest Balance Sheet") and the related unaudited statement of operations, and cash flows for the period then ended. The Latest Balance Sheet and the related financial statements have been prepared from the books and records of CHE in accordance with GAAP and fairly in all material respects present the financial condition and results of operations of CHE and its Subsidiaries as of the date and for the period indicated.

          3.1.6 Absence Of Certain Changes Or Events. Except as set forth in CHE SEC Reports, since December 31, 2001, CHE and its Subsidiaries have conducted the Business in the ordinary course and there has not occurred: (i) any Material Adverse Effect, (ii) any amendments or changes in the Restated Certificate of Incorporation or Amended and Restated By-laws of CHE, and (iii) any sale of a material amount of property of CHE or any of its Subsidiaries, except sales in the ordinary course of business or that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

          3.1.7 No Undisclosed Liabilities. Neither CHE nor any of its Subsidiaries has any liabilities (absolute, accrued, contingent or otherwise) except liabilities (a) reflected in CHE's audited balance sheet as of December 31, 2001 or disclosed in the notes to CHE's consolidated financial statements for the period then ended, (b) incurred in the ordinary course of business and not required under GAAP to be reflected on CHE's audited balance sheet as of December 31, 2001, (c) incurred since December 31, 2001 in the ordinary course of business consistent with past practice, (d) incurred in connection with this Agreement, (e) disclosed in CHE SEC Reports or (f) which would not reasonably be expected to have, and will not have, individually or in the aggregate, a Material Adverse Effect.

          3.1.8 Absence of Litigation. Except as set forth on Section 3.1.8 of Seller's Disclosure Schedule, there are no claims, actions, suits, proceedings or investigations ("Proceedings") pending or, to the knowledge of CHE, threatened against the Business or the Assets before any Governmental Authority or body, domestic or foreign, nor are there, to CHE's knowledge, any investigations or reviews by any Governmental Authority pending or threatened against, relating to or affecting, the Business or the Assets that, if adversely determined, would reasonably be expected to have, or does have, individually or in the aggregate, a Material Adverse Effect. Neither CHE nor any of its Subsidiaries is subject to any outstanding order, writ, injunction or decree of any court or Governmental Authority which, individually or in the aggregate, has resulted or could reasonably be expected to result in a Material Adverse Effect.

          3.1.9 Proxy Statement. The proxy statement or similar materials distributed to CHE's stockholders in connection with the transactions contemplated hereby (the "Proxy Statement"), including any amendments or supplements thereto, shall not, at the time filed with the SEC, at the time mailed to CHE's stockholders or at the time of CHE Stockholders' Meeting (as hereinafter defined), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement will comply in all material respects with the provisions of the Exchange Act. Notwithstanding the foregoing, CHE makes no representation or warranty with respect to any information provided by or required to be provided by Parent or Purchaser and/or by their auditors, legal counsel, financial advisors or other consultants or advisors specifically for use in the Proxy Statement.

          3.1.10 Fairness Opinion of Financial Adviser. The Board has received the fairness opinion of its financial advisor, U.S. Bancorp Piper Jaffray Inc. ("Piper Jaffray"), to the effect that, as of the date of this Agreement, the Purchase Price is fair to CHE and Seller from a financial point of view, and CHE will make available a copy of that opinion to Parent.

          3.1.11 Brokers. No broker, finder or investment banker (other than Piper Jaffray) is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of CHE. Attached as Section 3.1.11 of Seller's Disclosure Schedule hereto is a complete and correct copy of the agreement between CHE and Piper Jaffray pursuant to which such firm would be entitled to any payment relating to the transactions contemplated hereunder.

          3.1.12 Certain Restrictions Not Applicable. The Board has taken all actions so that the restrictions contained in Article Eighth of the Restated Certificate of Incorporation of

CHE and the restrictions contained in Section 203 of the DGCL applicable to a "business combination" (as defined in such Section 203) will not apply to the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated by this Agreement.

          3.1.13 Vote Required. The Required Company Vote is the only vote of the holders of any class or series of CHE's capital stock necessary (under the charter documents of CHE, the DGCL, other Applicable Law or otherwise) to approve this Agreement and the transactions contemplated hereby.

          3.1.14 Title to Properties. Seller and CHE, as applicable, have good title to all of the Assets, free and clear of all material Liens except for (a) taxes, assessments, governmental charges or levies which are not yet due and payable, (b) the non-material claims of landlords, carriers, contractors, materialmen, repairmen, mechanics and similar Persons, (c) any Liens or imperfections of title which are matters of record, (d) any encroachments or other facts or conditions that would be revealed by an accurate survey of any of the Premises, (e) any applicable building and zoning ordinances, and (f) those items set forth on Section 3.1.14 of Seller's Disclosure Schedule hereto and (g) the Liens in favor of the Senior Lenders to secure the Senior Debt (any of the items described in clauses (a) through (g) hereof being referred to herein as "Permitted Liens").

          3.1.15 Ownership of Tangible Assets. No Person other than Seller owns any equipment or other material tangible assets or properties situated on any of the Leased Property or used in the operation of the Business, except for items disclosed on Section 3.1.15 of Seller's Disclosure Schedule and items leased pursuant to the Assigned Contracts.

          3.1.16 Contracts.

          (a) Except as set forth on Section 3.1.16(a) of Seller's Disclosure Schedule, CHE or Seller is not a party to or bound by any Contract that is used or held for use in, or that arises out of, the operation or conduct of the Business or the Assets which is not terminable without payment or penalty upon no more than sixty (60) days notice and that is (each of the Contracts listed below being a "Material Contract"):

               (i) a written employment agreement that has an annual salary in excess of $75,000, unless terminable at will by CHE or Seller without payment or penalty;

               (ii) a Contract with any labor organization, union or association;

               (iii) a Contract subjecting CHE or Seller to a covenant not to compete;

               (iv) a Contract with any stockholder, director, officer or Affiliate of CHE or Seller not previously disclosed in a CHE SEC Report;

               (v) a lease or similar Contract with any third party under which CHE or Seller is a lessor or sublessor of, or makes available for use to any Person, any property or any portion of any of the Premises;

               (vi) a Contract (excluding a purchase order), involving payment by CHE or Seller of more than $25,000, other than sales orders entered into in the ordinary course of business after the date of this Agreement and not in violation of this Agreement;

               (vii) a Contract (including a sales order) involving the obligation of CHE or Seller to deliver products or services for payment of more than $25,000;

               (viii) a franchise, management, royalty license or joint venture agreement;

               (ix) an agreement, arrangement or understanding (written or oral) with any other Person which CHE or the Seller (i) provides capital, surplus, balance sheet or any other form of economic or financial support to such other Person; or (ii) guaranties the obligations of, or performance of any acts, by such other Person; or

               (x) a Contract other than as set forth above to which CHE or Seller is a party or by which it or any of the Assets are bound or subject that is material to the continued operation of the Business as presently conducted.

          (b) Except as set forth in Section 3.1.16(b) of Seller's Disclosure Schedule, all Material Contracts are to CHE and Seller's knowledge in full force and effect, except to the extent the enforceability thereof may be affected by applicable bankruptcy, reorganization, insolvency, moratorium or other similar laws or general principles of equity. Except as set forth on Section 3.1.16(b) of Seller's Disclosure Schedule, CHE or Seller is not on notice that it is (with or without the lapse of time) in breach or default in any material respect under any Material Contract and, to the knowledge of CHE or Seller, no other party to any material Contract is (with or without the lapse of time or the giving of notice, or both) in breach or default in any material respect thereunder. CHE or Seller has not, except as disclosed in the applicable Schedule, received any written notice of the intention of any party to terminate any Material Contract. Copies of all Material Contracts together with all modifications and amendments thereto, have been made available to Parent.

          3.1.17 Real Property.

          (a) Leased Real Property. Except as set forth on Section 3.1.17 of Seller's Disclosure Schedule, the only real property leased by Seller is the Leased Property. Seller has previously delivered to Parent a true and correct copy of each Lease. Each Lease is in full force and effect and has not been assigned, modified, supplemented or amended excepted as listed on Exhibit A-1 and neither Seller nor the lessor under any of the Leases has given the other party written notice of any default under a Lease which remains outstanding.

          (b) Owned Real Property. No real property is owned by Seller or CHE which relates to the Business or the Assets.

          3.1.18 Intellectual Property.

          (a) Section 3.1.18(a) of Seller's Disclosure Schedule sets forth a list of all registered trademarks, tradenames, and internet domain names owned or used by CHE or Seller in connection with the Assets or the Business.

          (b) CHE or Seller owns or is licensed or otherwise possesses legally enforceable rights to use, any and all (i) trademarks and service marks (registered or unregistered), trade dress, trade names and other names and slogans embodying business goodwill or indications of origin, all applications or registrations in any jurisdiction pertaining to the foregoing and all goodwill associated therewith, (ii) patentable inventions, technology, computer programs and software (including, to the extent owned, password unprotected interpretive code or source code, object code, development documentation, programming tools, drawings, specifications and data) and all applications and patents in any jurisdiction pertaining to the foregoing, including re-issues, continuations, divisions, continuations-in-part, renewals or extensions,
     (iii) trade secrets, including confidential and other non-public information, (iv) copyrights in writings, designs, software programs, mask works or other works, applications or registrations in any jurisdiction for the foregoing and all rights related thereto, (v) databases and all database rights, and (vi) Internet Web sites, domain names and applications and registrations pertaining thereto that, in the case of each of clauses
     (i) through (vi), are used in the business of CHE or Seller as currently conducted (as described in clauses (i) through (vi) above, collectively, "Intellectual Property"), except for any such failures to own, be licensed or possess rights that would not be reasonably likely to have a Material Adverse Effect.

          (c) Except as set forth on Section 3.1.18(c) of Seller's Disclosure Schedule, to CHE's or Seller's knowledge, (i) there are no conflicts with or infringements of any material Intellectual Property by any third party and (ii) the conduct of the businesses as currently conducted does not conflict with or infringe upon any proprietary intellectual property right of a third party, except for any such conflicts or infringements that is not reasonably likely to have a Material Adverse Effect.

          (d) Section 3.1.18(d) of Seller's Disclosure Schedule sets forth a complete list of all written and, to its knowledge, oral licenses, sublicenses and other agreements in which CHE or Seller has granted rights to any Person to use the Intellectual Property. CHE or Seller will not, as a result of the execution and delivery of this Agreement or the performance of its obligations under this Agreement, be in breach of any license, sublicense or other agreement relating to the Intellectual Property.

          (e) CHE or Seller owns or has the right to use all computer software currently used in the business, except for any failures to own or have the right to use that would not be reasonably likely to have a Material Adverse Effect.

          3.1.19 Permits. Except as set forth on Section 3.1.19 of Seller's Disclosure Schedule, to the knowledge of CHE or Seller, (a) CHE or Seller holds and is in compliance with all material Permits required under Applicable Law for the conduct of the Business except for any failure to so hold or comply which would not, individually or in the aggregate, have a Material Adverse Effect, (b) neither CHE nor Seller is in material violation of any Permits, except in the case of violations which, individually or in the aggregate, would not have a Material Adverse Effect, and
(c) during the past three years, CHE or Seller has not received notice of any Proceedings relating to the revocation or modification of any such Permits the revocation or modification of which would have a Material Adverse Effect. This Schedule does not relate to Permits required by any Environmental Law, which are the subject of Section 3.1.23.

          3.1.20 Tax Matters. CHE and Seller have filed (after taking into account any extensions to file) all United States federal income Tax Returns required to be filed by them prior to the Closing Date and have filed (after taking into account any extensions to file) all other federal, state, county, local and foreign Tax Returns required to be filed by them prior to the Closing Date, except to the extent that a failure to file such other federal state, county, local and foreign Tax Returns would not have a Material Adverse Effect. All such Tax Returns have accurately reflected the liability for Taxes of CHE and Seller for the periods covered thereby, except to the extent that any inaccuracies would not, individually or in the aggregate, have a Material Adverse Effect. CHE and Seller have paid and discharged or caused to be paid and discharged all Taxes reflected on such Tax Returns which have become due and payable by them (except Taxes being contested in good faith and reserved against) and have made adequate provision in reserves established in their financial statements and accounts for all Taxes which have accrued or may accrue but are not yet due and payable. All Taxes that CHE and Seller are or were required to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the proper Governmental Authority or other Person, except for any failures to so withhold, collect or pay which, individually or in the aggregate, would not have a Material Adverse Effect. As of the date of this Agreement, to the knowledge of CHE or Seller, there are no pending or threatened in writing audits, examinations, investigations or other Proceedings with respect to Taxes relating to CHE or Seller. CHE and Seller have not waived any statute of limitations affecting any Tax liability or agreed to any extension of time during which a Tax assessment or deficiency assessment may be made, which waiver or extension is still in effect. CHE or Seller is a not, nor has been within the past five years, a party to any Tax allocation or sharing agreement.

          3.1.21 Benefit Plans.

          (a) CHE has previously made available to Purchaser true and correct copies of all Corporation Benefit Plans.

          (b) (i) CHE and its Subsidiaries have substantially complied, and currently comply, in all material respects with the applicable continuation requirements for any Corporation Benefit Plan that is a "group health plan" as that term is defined by Section 607(1) of ERISA, including Section 4980B of the Code (as well as its predecessor provision, Section 162(k) of the Code) and Sections 601 through 608, inclusive of ERISA; (ii) neither CHE nor any of its Subsidiaries (including any entity that, either currently or within the six (6) year period preceding the date of this Agreement, would be treated as a "single employer" with CHE under Section 414(b), (c), (m), or (o) of the Code) currently maintains or contributes to or at any time within the six

          (6) year period preceding the date of this Agreement was required to maintain or contribute to or had any liability with respect to any "multiemployer plan" as that term is defined in Section 4001 of ERISA or an "employee benefit plan" (as defined in Section 3(3) of ERISA) that is subject to Title IV of ERISA or Section 412 of the Code; (iii) no Proceedings (other than routine benefit claims) are pending or, to the knowledge of CHE, threatened against or relating to any Corporation Benefit Plan, or any fiduciary thereof except as individually or in the aggregate, would not result in any loss to CHE or Parent or the imposition of any lien or encumbrance on the Assets; and (iv) no written or oral representations have been made to any employee or former employee of CHE or its Subsidiaries by CHE or any Person concerning the employee benefits of Parent or Purchaser.

          3.1.22 Compliance with Applicable Laws. CHE or Seller is in compliance in all material respects with all Applicable Laws except for instances of noncompliance that, individually or in the aggregate, would not have a Material Adverse Effect. Except as set forth on Section 3.1.22 of Seller's Disclosure Schedule, CHE or Seller has not received any written communication during the past two years from a Governmental Authority that alleges that CHE or Seller is not in compliance in any respect with any Applicable Laws except for instances of noncompliance that, individually or in the aggregate, would not have a Material Adverse Effect. This Section 3.1.22 does not relate to matters with respect to Permits, which are the subject of Section 3.1.19, Taxes, which are the subject of Section 3.1.20, or to environmental matters, which are the subject of Section 3.1.23.

          3.1.23 Compliance with Environmental Law. Except as set forth on
Section 3.1.23 of Seller's Disclosure Schedule (a) during the last three (3) years CHE and Seller have not received any written notice from a Governmental Authority or third party that alleges that CHE and Seller or any of the Leased Properties are: not in compliance with any Environmental Law; are liable or potentially liable for investigation or remediation of, or natural resource damages associated with, a release or threatened release of a Hazardous Substance; or are liable or potentially liable for damages to people or property resulting from the presence or release of Hazardous Substances, (b) each of CHE and Seller hold, have timely filed for any necessary renewals of, and are in compliance with, all Permits required under Environmental Laws to conduct the Business, and are in compliance with all Environmental Laws, except for any failures to so hold or comply that would not, individually or in the aggregate, have a Material Adverse Effect, (c) neither CHE nor Seller is subject to or bound by any court decree or order or judgment relating to liabilities under or compliance with any Environmental Law, (d) neither CHE nor Seller has generated, treated, stored, released or disposed of, or otherwise placed, deposited in or located on the Leased Property, any Hazardous Substances, except in material compliance with all Environmental Laws and in a manner that would not create liabilities under Environmental Laws, and (e) to the knowledge of CHE or Seller, there are no above ground or underground tanks on the Leased Property.

          3.1.24 Employee and Labor Matters. (a) Neither CHE or Seller nor any Affiliate is a party to any collective bargaining agreement or similar agreement; (b) there are no unfair labor practice Proceedings, complaints under OSHA, or any other state or federal regulation governing employment practices and work environment for employees pending against CHE or Seller or any Affiliate, or to the best of their knowledge, threatened in writing against any of them, before the National Labor Relations Board, OSHA, or other Governmental Authority, and no grievance or arbitration proceeding arising out of or under any collective bargaining agreement or otherwise is pending against any of them, (c) no strike, labor dispute, slowdown or stoppage is pending against CHE or Seller or any Affiliate and (d) there is no union representation question existing with respect to the employees of CHE or Seller or any Affiliate, except with respect to any matter specified above, which, in the case of clause (b), (c) or (d) (individually or in the aggregate) is not reasonably likely to have a Material Adverse Effect. To the knowledge of CHE or Seller, except as disclosed in Section 3.1.24 of Seller's Disclosure Schedule, no executive, regional manager or restaurant manager employed by CHE or Seller as of the date hereof has given CHE or Seller written notice of any intent to terminate his or her employment with CHE or Seller.

          3.1.25 Transactions with Affiliates. Except for normal employment arrangements consistent with past practices or except as disclosed on Section
3.1.25 of Seller's Disclosure Schedule or in the CHE SEC Reports, since January 1, 2000, neither CHE nor Seller has purchased, acquired or leased any property or services from, or sold, transferred or leased any property or services to, or loaned or advanced any money to, or borrowed any money from any officer, director or stockholder of CHE or Seller or any of their respective Affiliates in each case relating to the Assets or the Business.

          3.1.26 VIP Diners Cards. Section 3.1.26 of Seller's Disclosure Schedule sets forth a list of each Person entitled to eat without charge in any of CHE or Seller's restaurants that are part of the Business.

          3.1.27 Insurance. Section 3.1.27 of Seller's Disclosure Schedule contains a complete list of all insurance policies currently in effect which are presently owned or held by CHE or Seller, insuring the Assets or the Business of CHE or Seller and all general liability policies maintained by CHE or Seller. As of the date of this Agreement, all premiums due have been paid and no notice of cancellation or termination or intent to cancel has been received by CHE or Seller with respect to any such policy. To the knowledge of CHE or Seller, CHE or Seller is not in default under any such insurance policies.

          3.1.28 COBRA Continuation. Section 3.1.28 of Seller's Disclosure Schedule contains a list of each former employee of CHE and Seller, and each dependent who qualifies as a "qualified beneficiary" as defined in Code Section 4980B(g)(1), who is either actively receiving COBRA coverage (within the meaning of Code Section 4980B) or is still eligible to elect to receive COBRA coverage (as set forth in Code Section 4980B(f)(5)) as of the date of this Agreement. Such Schedule will be updated as of the Closing Date.

     3.2 Representations and Warranties of Purchaser and Parent. Except as set forth in the Disclosure Schedule to be delivered by Parent and Purchaser to Seller and CHE on the date hereof, which sets forth certain disclosures concerning Parent and Purchaser and its business (the "Purchaser's Disclosure Schedule"), each section of which only qualifies the correspondingly numbered representation or warranty in this Article III, Purchaser and Parent jointly and severally represent and warrant to Seller and CHE as follows:

          3.2.1 Organization and Qualification. Each of Parent and Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, except where the failure to be so organized, existing and in good standing would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Each of Parent and Purchaser has the requisite corporate power and authority and is in possession of all approvals necessary to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being conducted, except where the failure to have such power, authority and approvals would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

          3.2.2 Authority Relative to This Agreement. Each of Parent and Purchaser has all necessary corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by each of Parent and Purchaser, and the consummation by each of Parent and Purchaser of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action on the part of Parent and Purchaser, and no other corporate proceedings on the part of Parent or Purchaser are necessary to authorize this Agreement, the Financing Documents or to consummate the transactions contemplated hereby or thereby. This Agreement has been duly and validly executed and delivered by each of Parent and Purchaser and, assuming the due authorization, execution and delivery by CHE and Seller, constitutes a legal, valid and binding obligation of Parent and Purchaser enforceable against each of them in accordance with its terms.

          3.2.3 No Conflict, Required Filings and Consents.

          (a) The execution and delivery of this Agreement by Parent and Purchaser do not, and the performance of this Agreement by Parent and Purchaser will not, (i) conflict with or violate the Certificate of Incorporation (or equivalent organizational documents) or By-Laws of Parent or Purchaser, (ii) conflict with or violate any law, rule, regulation, order, judgment or decree applicable to Parent or any of its Subsidiaries or by which its or their respective properties are bound or affected, or
     (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or modification in a manner materially adverse to Parent or its Subsidiaries of any right or benefit under, or impair Parent's or any of its Subsidiaries' rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration, repayment or repurchase, increased payments or cancellation under, or result in the creation of a Lien on any of the properties or assets of Parent or any of its Subsidiaries pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Parent or any of its Subsidiaries or its or any of their respective properties are bound or affected, except in the case of (ii) or (iii) only, for any such conflicts, violations, breaches, defaults or other occurrences that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent or its Subsidiaries.

          (b) The execution and delivery of this Agreement by each of Parent and Purchaser does not, and the performance of this Agreement by each of Parent and Purchaser will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except for (i) applicable requirements, if any, of the Securities Act, the Exchange Act, the Blue Sky Laws, and filings under the HSR Act, to the extent applicable, and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not (a) prevent or materially delay consummation of the transactions contemplated hereby, (b) otherwise prevent or materially delay Parent or Purchaser from performing their respective obligations under this Agreement or (c) would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

          3.2.4 Proxy Statement. None of the information provided by Parent or Purchaser and/or by their auditors, legal counsel, financial advisors or other consultants or advisors specifically for use in the Proxy Statement shall, at the time filed with the SEC, at the time mailed to CHE's stockholders or at the time of CHE Stockholders' Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. If at any time prior to CHE Stockholders' Meeting, or the Closing, any event relating to Parent or any of its Affiliates, officers or directors should be discovered by Parent that should be set forth in a supplement to the Proxy Statement, Parent shall promptly inform CHE.

          3.2.5 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Purchaser.

          3.2.6 Financing. Parent will have at the Closing, sufficient liquid assets on hand to pay the Purchase Price and otherwise consummate the transactions contemplated by this Agreement.

          3.2.7 SEC Filings. All forms, reports and documents required to be filed by Parent with the SEC since December 31, 2000 have been filed with the SEC and are true and correct in all material respects.

          3.2.8 No Business Activities. Purchaser is not a party to any material agreements and has not conducted any activities other than in connection with the organization of Purchaser, the negotiation and execution of this Agreement and the consummation of the transactions contemplated hereby.

          3.3 Survival of Representations, Warranties and Agreements. The representations, warranties, covenants and other agreements made by the Parties in this Agreement or in any certificate, schedule, statement, document or instrument required to be furnished hereunder or in connection herewith shall survive for the period set forth in Section 6.7.

                                   ARTICLE IV

                           AGREEMENTS PENDING CLOSING

     4.1 Agreements of Seller and CHE Pending the Closing. Seller and CHE jointly and severally covenant and agree that, pending the Closing and except as otherwise agreed to in writing by Purchaser (such agreement not to be unreasonably withheld or delayed):

          4.1.1 Business in the Ordinary Course.

          (a) The Business shall be conducted solely in the ordinary course consistent with past practice or as required by this Agreement.

          (b) Without limiting the generality of the foregoing paragraph (a), CHE or Seller will not insofar as it relates to the Business or the Assets:

               (i) make any capital expenditures or incur any expenses, including maintenance, repairs, replacements except in the ordinary course of business;

               (ii) voluntarily incur any material liability or obligation, sell, transfer, mortgage, pledge or otherwise dispose of, or encumber, or agree to sell, transfer, mortgage, pledge or otherwise dispose of or encumber, any assets or properties (real, personal or mixed) material to CHE or Seller in any case other than in the ordinary course of business consistent with past practice; provided, however, that, Seller or CHE may sell, assign or otherwise transfer any of the Excluded Assets and Excluded Liabilities or any of the assets listed on Schedule 4.1.1;

               (iii) increase in any manner the wages, salaries, bonus, compensation or other benefits of any of its officers or employees or enter into, establish, amend or terminate any employment, consulting, retention, change in control, collective bargaining, bonus or other incentive compensation, profit sharing, health or other welfare, stock option or other equity, pension, retirement, vacation, severance, termination, deferred compensation or other compensation or benefit plan, policy, agreement, trust, fund or arrangement with, for or in respect of, any stockholder, officer, director, other employee, agent, consultant or affiliate other than as required pursuant to the terms of agreements in effect on the date of this Agreement, provided, however, salary increases may be given to hourly employees in the ordinary course of business and consistent with past practices if prior written approval of Parent has been obtained in accordance with the procedures set forth on Schedule 4.1.1(b)(iii);

               (iv) commit or omit to do any act which act or omission would cause a breach of any covenant contained in this Agreement or would cause any representation or warranty contained in this Agreement to become untrue, as if each such representation and warranty were continuously made from and after the date hereof;

               (v) fail to maintain its books, accounts and records in the usual manner on a basis consistent with that heretofore employed;

               (vi) materially increase or decrease the average restaurant, corporate or warehouse facility inventory or house bank accounts in any restaurant;

               (vii) enter into, terminate or amend any Lease, contract or agreement pursuant to which CHE or Seller is obligated to pay or incur obligations of more than $2,500, except that CHE or Seller may: (a) terminate any Lease, contract or agreement set forth in Schedule 4.1.1(b)(vii)(A), or (b) enter into, terminate or amend any contract or agreement (i) for the purchase of Inventory or for any catered event, in each case, in the ordinary course of business consistent with past practice, or (ii) other than pursuant to clause (i) hereof, in accordance with the requirements set forth on Schedule 4.1.1(b)(vii)(B);

               (viii) to its knowledge, allow any employee or other Person to remove, any Asset, including without limitation, any Asset consisting of artwork, brochures, signage, testimonials, advertising, display, proprietary asset, retail item or other property from the corporate office, warehouses, restaurants of CHE or Seller or any other CHE or Seller facilities other than in connection with the performance of employment responsibilities in the ordinary course, consistent with past practices;

               (ix) discharge any obligations (including accounts payable) other than on a timely basis in the ordinary course of business consistent with past practice, or delay the making of any material capital expenditures from CHE or Seller's current capital expenditure schedule, which have been disclosed to, and approved by, Parent or delay or defer the payment of any accounts payable beyond the date such payable is due without penalty;

               (x) (a) issue any coupons or complimentary rights for dining or
          (b) sell any coupons or gift certificates for retail, other than, in the case of (b), such amounts as are in the ordinary course of business consistent with past practice and provided, further, in the case of (a) in accordance with the procedures set forth on Schedule 4.1.1(b)(x);

               (xi) sell, give away or otherwise dispose of any Inventory, other than in the ordinary course of business consistent with past practice; or

               (xii) authorize any of, or agree to commit to do any of, the foregoing actions.

               (xiii) cease to provide coverage under any group health plan (as defined in Section 5000b of the Code, Section 607 of ERISA, or both) which provides welfare benefits to any current or former employee of Seller or any of Seller's

          Subsidiaries, in connection with the sale (as such phrase is described in Section 54.4980B-9, Q&A-8 of the Income Tax Regulations, including Temporary Regulations, promulgated under the Code, as those regulations may be amended from time to time (including corresponding provisions of succeeding regulations), whether or not such regulations apply to this Agreement) of the Assets, and the Business as described in this Agreement.

          (c) CHE or Seller shall use commercially reasonable efforts to comply in all material respects with all Laws applicable to it or any of its properties, assets or business and maintain in full force and effect all the Permits necessary for, or otherwise material to, such business, in each case, where the failure to do so is reasonably likely to have a Material Adverse Effect.

          (d) CHE or Seller shall administer each Corporation Benefit Plan, or cause the same to be so administered, in all material respects in accordance with the applicable provisions of the Code, ERISA and all other Applicable Laws. CHE or Seller will promptly notify Parent in writing of any receipt by CHE or Seller (and furnish Parent with copies) of any notice of Proceeding threatened or initiated by any Person involving any Corporation Benefit Plan to the extent such Proceeding would result in the imposition of any Lien on the Assets.

          4.1.2 Existing Condition. Neither CHE nor Seller shall cause or permit to occur any of the events or occurrences described in Section 3.1.6 hereof; provided, however, that, Seller or CHE may sell, assign or otherwise transfer any of the Excluded Assets and Excluded Liabilities or any of the assets listed on Schedule 4.1.1.

          4.1.3 Update Schedules. Seller shall promptly disclose to Purchaser any information contained in its representations and warranties herein or the Schedules hereto which, because of an event occurring after the date hereof, is incomplete or is no longer correct as of all times after the date hereof until the Closing Date; provided, however, that none of such disclosures shall be deemed to modify, amend or supplement the representations and warranties of Seller herein or the Schedules hereto for the purposes of Article V hereof, unless Purchaser shall have expressly consented to such modification in writing.

          4.1.4 Proxy Statement. As promptly as is reasonably practicable, CHE will prepare and file a preliminary Proxy Statement with the SEC. CHE will use its best efforts to file such preliminary Proxy Statement by May 24, 2002. CHE will use its reasonable best efforts to respond to the comments of the SEC, if any, in connection therewith and to furnish all information regarding CHE required in the definitive Proxy Statement (including, without limitation, financial statements and supporting schedules and certificates and reports of independent public accountants). Such Proxy Statement shall also seek approval of CHE's and Seller's change of name immediately at the Closing Date. As promptly as is reasonably practicable, after receiving approval from the SEC to mail (or being informed that the SEC will not review the Proxy Statement), CHE will cause the definitive Proxy Statement to be mailed to the stockholders of CHE. CHE shall use its best efforts to cause such mailing within two (2) Business Days after receiving such approval or information. If necessary, after the definitive Proxy Statement shall have been so mailed, CHE shall promptly circulate amended, supplemental or supplemented proxy material and, if required in connection therewith, re-solicit proxies. CHE's obligations under this Section 4.1.4 are subject to its right to withdraw or modify its approval or recommendation of the sale in accordance with Section 6.2.

          4.1.5 Stockholder Approval. CHE, acting through its Board, shall, in accordance with Applicable Law, duly call, give notice of, convene and hold a meeting of the holders of Shares (the "CHE Stockholders' Meeting") for the purpose of voting upon this Agreement and the transactions contemplated hereby. CHE will hold such meeting in accordance with the minimum time required under Delaware law and CHE's Amended and Restated By-Laws. CHE agrees that this Agreement shall be submitted at such meeting. CHE shall use its reasonable best efforts to solicit from its stockholders proxies, and shall take all other action necessary and advisable, to obtain the approval of stockholders required by Applicable Law and the Restated Certificate of Incorporation or Amended and Restated By-Laws of CHE for this Agreement and the transactions contemplated hereby. CHE agrees that it will include in the Proxy Statement the recommendation of its Board that holders of its Common Stock and Preferred Stock approve and adopt this Agreement and approve the transactions contemplated hereby. CHE's obligations under this Section 4.1.5 are subject to its right to withdraw or modify its approval or recommendation of the sale in accordance with
Section 6.2.

          4.1.6 Commercially Reasonable Efforts. CHE and Seller shall promptly make all filings and seek to obtain all authorizations (including, without limitation, all filings required under the HSR Act) required under all Applicable Laws with respect to this Agreement and the transactions contemplated hereby and will reasonably consult and cooperate with each other with respect thereto. CHE and Seller will use their best efforts to make such filings by May 24, 2002. CHE and Seller shall not take any action (including effecting or agreeing to effect or announcing an intention or proposal to effect, any acquisition, business combination or other transaction) which would impair the ability of the Parties to consummate the transactions contemplated hereby; and
(iii) use their commercially reasonable efforts to promptly (x) take, or cause to be taken, all other actions and (y) do, or cause to be done, all other things reasonably necessary, proper or appropriate to satisfy the conditions set forth in Article V (unless waived) and to consummate and make effective the transactions contemplated by this Agreement on the terms and conditions set forth herein (including seeking to remove promptly any injunction or other legal barrier that may prevent such consummation). CHE's and Seller's obligations under this Section 4.1.6 are subject to CHE's right to withdraw or modify its approval or recommendation of the sale in accordance with Section 6.2. Seller shall promptly notify Purchaser of any communication to that party from any Governmental Authority in connection with any required filing with, or approval or review by, such Governmental Authority in connection with this Agreement and the transactions contemplated hereby and permit Purchaser to review in advance any proposed communication to any Governmental Authority in such connection to the extent permitted by Applicable Law.

          4.1.7 Access to Information and Personnel. CHE shall (and shall cause each of its subsidiaries to) afford to officers, employees, counsel, accountants and other authorized representatives of Parent ("Parent Representatives") reasonable access, during normal business hours throughout the period prior to the Closing Date, to its properties, books and records, such access not to unreasonably interfere with CHE's business or operations, and, during such period, shall (and shall cause each of its subsidiaries to) furnish promptly to such Parent Representatives all information concerning its business, properties and personnel as may reasonably be requested; provided, however, that access to any of Seller's restaurants and discussions with any landlord under any Lease or any of Seller's lenders shall be scheduled in advance with, and subject to the prior approval, not to be unreasonably withheld, of the Chief Executive Officer or President of CHE, and CHE shall have an opportunity to participate in such discussions. Parent shall have the right to meet with, interview, discuss and plan with Seller's Senior Vice President of Operations, regional managers, corporate chef and such others in the operational, marketing, purchasing, accounting or financial groups as Parent may reasonably desire, provided, however, that any such meetings, interviews or discussions shall be scheduled in advance with, and subject to the prior approval not to be unreasonably withheld, of the Chief Executive Officer or President of CHE, and any out-of-pocket travel or other travel related expenses related to such meetings, interviews or discussions shall be paid by Parent. Parent acknowledges CHE's interest that the Parent Representatives' investigations be as discreet as possible and not unduly disrupt the operations of CHE, and Parent will work diligently to complete the Parent Representatives' investigations in a timely manner so long as CHE cooperates in making the records and personnel available to Parent in a timely fashion. Nothing contained in this Agreement shall give Parent or Purchaser, directly or indirectly, the right to control or direct CHE's operations prior to the Closing.

          4.1.8 Maintenance of Insurance; Damages.

     Seller agrees to maintain Seller's current fire and casualty insurance on any of the Leased Premises until Closing. If before Closing, all or any part of any of the Leased Premises is damaged by fire or other casualty in an amount in excess of $2,500, then Seller shall notify Purchaser of such fact and, at the Closing, Seller shall assign, transfer and set over to Purchaser any insurance claims and proceeds that may have been or may thereafter be made for such damage. At Purchaser's request, Seller shall make any insurance claim relating to the damaged Leased Premises, and the Parties shall mutually agree upon a course of action to commence repairing or rebuilding the damaged Leased Premises.

          4.1.9 Notice of Offers.

     Seller agrees to promptly notify Purchaser of any third-party inquiry concerning the purchase of any of the material part of the Assets (including any restaurant) being sold pursuant to this Agreement.

     4.2 Agreements of Purchaser and Parent Pending the Closing. Purchaser and Parent jointly and severally covenant and agree that, pending the Closing and except as otherwise agreed to in writing by Seller (such agreement not to be unreasonably withheld or delayed):

          4.2.1 Commercially Reasonable Efforts. Parent and Purchaser shall, and shall use their commercially reasonable efforts to cause their respective subsidiaries, to: (i) promptly, but no later than five (5) days after execution of this Agreement, make all filings and seek to obtain all authorizations (including, without limitation, all filings required under the HSR Act) required under all Applicable Laws with respect to this Agreement and the transactions contemplated hereby and will reasonably consult and cooperate with each other with respect thereto; (ii) not take any action (including effecting or agreeing to effect or announcing an intention or proposal to effect, any acquisition, business combination or other transaction) which would impair the ability of the Parties to consummate the transactions contemplated hereby; and (iii) promptly (x) take, or cause to be taken, all other actions and (y) do, or cause to be done, all other things reasonably necessary, proper or appropriate to satisfy the conditions set forth in Article V (unless waived) and to consummate and make effective the transactions contemplated by this Agreement on the terms and conditions set forth herein (including seeking to remove promptly any injunction or other legal barrier that may prevent such consummation). Purchaser shall promptly notify Seller of any communication to Purchaser from any Governmental Authority in connection with any required filing with, or approval or review by, such Governmental Authority in connection with this Agreement and the transactions contemplated hereby and permit Seller to review in advance any proposed communication to any Governmental Authority in such connection to the extent permitted by Applicable Law.

          4.2.2 Proxy Statement. Parent and Purchaser will cooperate with CHE in the preparation of the Proxy Statement. Without limiting the generality of the foregoing, each of Parent and Purchaser will furnish to CHE the information relating to it required by the Exchange Act to be set forth in the Proxy Statement.

     4.3 Confidentiality. Each Party acknowledges that such Party has had, and may from time to time have, access to confidential records, data, customers lists, trade secrets and other confidential information owned or used by each other Party or any Subsidiary thereof (each, an "Interested Party") in the course of its business (the "Confidential Information"). Accordingly, each Party agrees (a) to hold all Confidential Information in strict confidence, (b) not to disclose Confidential Information of any Interested Party to any Person (except to such Interested Party or any Affiliate, employee, agent or representative thereof), and (c) not to use, directly or indirectly, any of such Confidential Information of any Interested Party for any competitive or commercial purpose; provided, however, that each Party may disclose Confidential Information to its Affiliates', officers, directors, employees, agents and attorneys if such Persons agree to comply with this Section 4.3; and provided, further, that, notwithstanding anything to the contrary contained herein, no Party shall be subject to any of the limitations set forth above with respect to any Confidential Information which (i) is now, or hereafter becomes, through no act or failure to act on the part of such Party that constitutes a breach of this
Section 4.3, generally known or available to the public, (ii) is hereafter furnished to such Party by a third party, who, to the knowledge of such receiving Party, is not under any obligation of confidentiality to the related Interested Party, (iii) is disclosed with the written approval of the related Interested Party, (iv) is required to be disclosed by law (including securities law), court order or similar compulsion, (v) is required or is reasonably necessary to be provided pursuant to or in connection with any Proceeding involving the Parties hereto, or (vi) is independently developed by employees or agents of such Party and/or its, his or her Affiliates which or who have had no access to the relevant portions of the Confidential Information.

                                   ARTICLE V

                       CONDITIONS PRECEDENT TO THE CLOSING

     5.1 Conditions Precedent to Purchaser's and Parent's Obligations. The obligations on the part of the Purchaser and Parent to consummate the transactions to be consummated by each of them at the Closing pursuant to this Agreement are subject to the satisfaction at or prior to the Closing of each of the conditions set forth in this Section 5.1, any of which may be waived by Purchaser and Parent in their sole discretion.

          5.1.1 Representations and Warranties True as of the Closing Date. The representations and warranties of Seller and CHE contained in this Agreement or in any list, certificate or document delivered by Seller or CHE to Purchaser pursuant to the provisions hereof shall be true in all material respects on the Closing Date with the same effect as though such representations and warranties were made as of such date; provided, however, that any representation or warranty which is qualified by materiality shall, with regard to the portion so qualified, be true and correct in all respects.

          5.1.2 Compliance with this Agreement. Seller and CHE shall have performed and complied with, in all material respects, all agreements and conditions required by this Agreement to be performed or complied with by them prior to or at the Closing, including, without limitation, delivery to Purchaser of all of the items to be delivered by Seller pursuant to Section 2.2(a) of this Agreement.

          5.1.3 No Injunctions or Restraints. On the Closing Date, no injunction, restraining order or other order or legal restraint or prohibition issued by any Governmental Authority shall be in effect which would prevent the consummation of the transactions contemplated by this Agreement or materially interfere with the Purchaser's ability to own the Assets and operate the Business.

          5.1.4 Consents and Approvals.

          (a) Purchaser and Parent shall have received all Required Consents and any waiting period (and any extension thereof) under the HSR Act applicable to the transactions contemplated hereby shall have expired or been terminated.

          (b) Parent shall have received the Landlord's Consents.

          5.1.5 Material Adverse Change. There shall have been no change in respect of the Business or the Assets resulting in a Material Adverse Effect (or changes which in the aggregate result in a Material Adverse Effect) since the date hereof.

          5.1.6 Non-Solicitation Agreements. Each Person listed on Schedule
5.1.6 shall have entered into non-solicitation agreements in the form of Exhibits I-1 and I-2 hereto (the "Non-Solicitation Agreement").

          5.1.7 Gift Certificates and Other Perquisites. CHE or Seller shall have returned to it all gift certificates and all VIP Diners Cards, held by any officer or director or any of their affiliates and any other card or similar device permitting any officer or director to dine at a discount at any of CHE's or Seller's restaurants constituting the Business.

          5.1.8 Certificates of Tax Authorities. Certificates dated as of a date not earlier than the fifth business day prior to the Closing Date as to the good standing and dated at the latest practicable date as to the payment of all applicable sales taxes by Seller, executed by the appropriate official of the state of its incorporation and each jurisdiction in which Seller is licensed or qualified to do business as a foreign corporation; provided, however, that Seller's failure to deliver any such sales tax certificates from jurisdictions where the effect of such failure would not reasonably be expected to have a Material Adverse Effect shall not be a condition to Closing;

          5.1.9 Closing Deliveries: CHE or Seller, as the case may be, shall have delivered to Parent:

          (a) a payoff letter or other documentation from each of the Senior Lenders and the Sub Lender in form and substance reasonably satisfactory to Parent evidencing the liabilities related to or arising under the Senior Debt or Sub Debt, as applicable, outstanding on the Closing Date and confirming that, following payment in full of such liabilities, such parties shall return to the Surviving Corporation any and all possessory collateral ("Possessory Collateral") held by or on behalf of either of them and provide to Parent recordable form Lien releases, UCC termination statements, canceled notes, releases and re-assignments of trademark and patent assignments and other documents (collectively, the "Release Documents") reasonably requested by Parent simultaneously with or promptly following the Closing.

          5.1.10 Deposit Letters. Purchaser shall have presented written assurances from any Person refunding all or any portion of a deposit to Seller, that no additional deposit will be required from Purchaser after Closing.

     5.2 Conditions Precedent to the Obligations of Seller and CHE. The obligations on the part of the Seller and CHE to consummate the transactions to be consummated by each of them at the Closing pursuant to this Agreement are subject to the satisfaction at or prior to the Closing of each of the conditions set forth in this Section 5.2, any of which may be waived by the Seller and CHE in their sole discretion.

          5.2.1 Representations and Warranties True as of the Closing Date. The representations and warranties of Purchaser and Parent contained in this Agreement or in any list, certificate or document delivered by Purchaser or Parent to Seller or CHE pursuant to the provisions hereof shall be true in all material respects on the Closing Date with the same effect as though such representations and warranties were made as of such date; provided, however, that any representation or warranty which is qualified by materiality shall, with regard to the portion so qualified, be true and correct in all respects.

          5.2.2 Compliance with this Agreement. Purchaser and Parent shall have performed and complied with, in all material respects, all agreements and conditions required by this Agreement to be performed or complied with by them prior to or at the Closing including, without limitation, delivery to Seller of all of the items to be delivered by Purchaser pursuant to Section 2.2(b) of this Agreement.

          5.2.3 No Injunctions or Restraints. On the Closing Date, no injunction, restraining order or other order or legal restraint or prohibition issued by any Governmental

Authority shall be in effect which would prevent the consummation of the transactions contemplated by this Agreement.

          5.2.4 Consents and Approvals.

          (a) Seller and CHE shall have received all Required Consents and Landlord's Consents provided that the failure to receive any such Required Consent or Landlord's Consent shall not constitute a failure to satisfy a condition precedent to Seller's and CHE's obligations to consummate the transactions to be consummated by each of them at the Closing, provided that Purchaser and Parent shall have indemnified and held harmless Seller and CHE with respect to the failure to receive such Required Consents and Landlord's Consents on terms reasonably satisfactory to Seller and CHE.

          (b) Any waiting period (and any extension thereof) under the HSR Act applicable to the transactions contemplated hereby shall have expired or been terminated.

          5.2.5 Stockholder Approval. This Agreement and the transactions contemplated hereby shall have been approved by the Required Company Vote.

                                   ARTICLE VI

                                 INDEMNIFICATION

     6.1 Indemnification by Seller and CHE. Except as otherwise limited by this
Article VI, Seller and CHE, jointly and severally, shall indemnify and hold harmless Parent, Purchaser and their respective officers, directors, successors and permitted assigns from any and all liabilities, losses, damages, claims, costs and expenses, interest, awards, judgments and penalties (including, without limitation, reasonable legal costs and expenses) suffered or incurred by any of them (hereinafter "Purchaser Losses"), arising out of or resulting from:

          (a) the breach of any representation, warranty, covenant or agreement by Seller or CHE contained herein or in any exhibit, schedule or certificate delivered under this Agreement; or

          (b) the failure of Seller to pay or otherwise discharge the Excluded Liabilities.

     6.2 Indemnification by Purchaser and Parent. Except as otherwise limited by this Article VI, Purchaser and Parent, jointly and severally, shall indemnify and hold harmless Seller, CHE and their respective officers, directors, successors and permitted assigns from any and all liabilities, losses, damages, claims, costs and expenses, interest, awards, judgments and penalties (including, without limitation, reasonable legal costs and expenses) suffered or incurred by any of them (hereinafter "Seller Losses") arising out of or resulting from:

          (a) the breach of any representation, warranty, covenant or agreement by Purchaser or Parent contained herein or in any exhibit, schedule or certificate delivered under this Agreement; or

          (b) the failure of Purchaser to pay, perform or otherwise discharge the Assumed Liabilities.

     6.3 Indemnification Procedures.

          (a) For the purposes of this Section 6.3, the term "Indemnitee" shall refer to the Person indemnified, or entitled, or claiming to be entitled, to be indemnified, pursuant to the provisions of Section 6.1 or 6.2, as the case may be; the term "Indemnitor" shall refer to the Person having the obligation to indemnify pursuant to such provisions; and "Losses" shall refer to the "Seller Losses" or the "Purchaser Losses," as the case may be.

          (b) An Indemnitee shall give written notice (a "Notice of Claim") to the Indemnitor within 30 days (or, to the extent possible, within such shorter period as may be necessary to give the Indemnitor a reasonable opportunity to respond to such claim) after the Indemnitee has knowledge of any claim (including a Third Party Claim in which case such Notice of Claim shall set forth the name of the party making such Third Party Claim, to the extent known) which an Indemnitee has determined has given or could give rise to a right of indemnification under this Agreement. No failure to give such Notice of Claim shall affect the indemnification obligations of the Indemnitor hereunder, except to the extent such failure shall have prejudiced such Indemnitor's ability to successfully defend the matter giving rise to the claim. The Notice of Claim shall state the nature of the claim and the amount of the Loss, if known, and the Indemnitor shall have a period of 30 days to reply to such Notice of Claim.

          (c) The obligations and liabilities of an Indemnitor under this
     Article VI with respect to Losses arising from claims of any third party that are subject to the indemnification provisions provided for in this
     Article VI ("Third Party Claims") shall be governed by the following additional terms and conditions: The Indemnitee at the time it gives a Notice of Claim to the Indemnitor of the Third Party Claim shall advise the Indemnitor that the Indemnitor shall be permitted, at the Indemnitor's option, to assume and control the defense of such Third Party Claim at the Indemnitor's expense and through counsel of the Indemnitor's choice reasonably acceptable to Indemnitee if the Indemnitor gives notice within the 30 day period specified above of the Indemnitor's intention to do so. In the event the Indemnitor exercises the Indemnitor's right to undertake the defense against any such Third Party Claim as provided above, the Indemnitee shall cooperate with the Indemnitor in such defense and make available to the Indemnitor all witnesses, pertinent records, materials and information in the Indemnitee's possession or under the Indemnitee's control relating thereto as is reasonably required by the Indemnitor, and the Indemnitee may participate by the Indemnitee's own counsel and at the Indemnitee's own expense in defense of such Third Party Claim. Except for the settlement of a Third Party Claim which involves the payment of money only which is to be paid in full by the Indemnitor, no Third Party Claim for which the Indemnitor has elected to defend may be settled by the Indemnitor without the prior written consent of the Indemnitee, which consent shall not be unreasonably withheld or delayed. If the Indemnitee does not receive written notice within said period that the Indemnitor has elected to assume the defense of such Third Party Claim, the Indemnitee may elect to assume such defense, assisted by counsel of the Indemnitee's own choosing. Whether or not Indemnitee elects to assume the defense of such Third Party Claim, the Indemnitor shall not be relieved of the Indemnitor's obligations hereunder. The Indemnitee will give the Indemnitor at least 10 days notice of any proposed settlement or compromise of any Third Party Claim it has elected to defend, during which time the Indemnitor may assume the defense of, and responsibility for, such Third Party Claim and if it does so the proposed settlement or compromise may not be made. In the event the Indemnitee is, directly or indirectly, conducting the defense against any such Third Party Claim, the Indemnitor shall cooperate with the Indemnitee in such defense and make available to the Indemnitee all such witnesses, records, materials and information in the Indemnitor's possession or under the Indemnitor's control relating thereto as is reasonably required by the Indemnitee and the Indemnitor may participate by the Indemnitor's own counsel and at the Indemnitor's own expense in the defense of such Third Party Claim.

          (d) Any claim by an Indemnitee with respect to Losses which do not result from a Third Party Claim will be asserted in the same manner as specified in Section 6.3(c) above. If the Indemnitor does not respond to such claim within the 30 day period specified in Section 6.3(c), the Indemnitor will be deemed to have rejected such claim, in which event the Indemnitee will be free to pursue such remedies as may be available to the Indemnitee under this Agreement.

     6.4 Reduction of Losses. To the extent any Losses of an Indemnitee are reduced by receipt of payment (a) under insurance policies which are not subject to retroactive adjustment or other reimbursement to the insurer in respect of such payment or (b) from third parties not affiliated with the Indemnitee, such payments (net of the expenses of the recovery thereof) shall be credited against such Losses and, if indemnification payments shall have been received prior to the collection of such proceeds, the Indemnitee shall remit to the Indemnitor the amount of such proceeds (net of the cost of collection thereof) to the extent of indemnification payments received in respect of such Losses. All Losses shall be calculated net of any tax benefits or tax detriments actually received or suffered relating to such Losses.

     6.5 Subrogation. The Indemnitor shall be subrogated to the Indemnitee's rights of recovery to the extent of any Losses satisfied by the Indemnitor. The Indemnitee shall permit the Indemnitor to use the name of the Indemnitee and the names of the Indemnitee's affiliates in any transaction or proceeding to enforce such rights and shall use reasonable efforts to execute and deliver such instruments and papers as are necessary to assign such rights and assist in the exercise thereof, including access to books and records with respect to such Losses.

     6.6 Exclusive Remedy. From and after the Closing, none of the Parties hereto shall be liable or responsible in any manner whatsoever to any other Party, whether for indemnification or otherwise, except for indemnity as expressly provided in this Article VI, which provides the exclusive remedy and cause of action of the Parties hereto with respect to any matter arising out of or in connection with this Agreement or any Schedule or Exhibit hereto or any opinion or certificate delivered in connection herewith. Each of the Parties hereby waives, releases and agrees not to make any claim or bring any contribution, cost recovery or other action against the other Parties or any of their respective successors or assigns or any controlling Person or other affiliate of the other Parties, under common law or any Federal, state or local law or regulation now existing or hereafter enacted which seeks to allocate liabilities between Purchaser and Seller in a different manner than as expressly set forth in this Agreement.

     6.7 Limitation and Expiration.

          (a) The Indemnitor shall be liable for all Losses arising out of any breaches of the covenants, agreements, representations and warranties set forth in this Agreement, unless any such covenant, agreement, representation or warranty shall have been specifically waived in writing by the Indemnitee.

          (b) The aggregate amount of the Losses for which Seller or CHE, on the one hand, or Parent or Purchaser on the other, may be responsible under this Article VI shall not exceed an amount equal to the Purchase Price, except for Losses arising out of fraud, which may be unlimited.

          (c) The indemnification obligations under this Article VI or under any certificate or writing furnished in connection herewith, shall terminate at the date that is the later of clause (i), (ii) or (iii) of this Section 6.7, as applicable:

               (i) except for the representations and warranties set forth in Sections 3.1.4, 3.1.5, 3.1.14, 3.1.15, 3.1.17, 3.1.18, 3.1.19, 3.1.20,
          3.1.23, 3.1.24, 3.1.27 and 3.1.28, all representations and warranties set forth in this Agreement shall not survive the Closing.

               (ii) (A) with respect to claims relating to or arising out of any Taxes, the date that is six (6) months after the expiration of the longest applicable federal or state statute of limitations (including any extension thereof) or if there is no applicable statute of limitations, ten (10) years after the Closing Date; or

                    (B) with respect to all claims other than those referred to in clauses (i) or (ii)(A) of this Section 6.7(c), twelve (12) months after the Closing Date; or

               (iii) the final resolution of claims or demands pending as of the relevant dates described in subparagraph (ii) of this Section 6.7.

     6.8 No Consequential Damages. The obligations of any Indemnitor in respect of a claim for indemnification under this Article VI shall not include any special, exemplary or consequential damages, including business interruption or lost profits, or any punitive damages made by any Indemnitee.


                                  ARTICLE VII

                              ADDITIONAL AGREEMENTS

7.1      Employee Matters.


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

          (a) Purchaser shall, on or prior to the Closing Date, offer employment in connection with the conduct of the Business effective after the Closing Date to all employees of Seller (excluding, except as otherwise required by applicable law, employees who are on a leave of absence for any reason) other than those listed in Schedule 7.1. Purchaser may, but shall not be required to, offer employment to those persons listed on Schedule 7.1. All such employees who accept Purchaser's offer of employment will become employees of Purchaser (the "Transferred Employees"). Purchaser shall not be required to offer employment to any employee of Seller or CHE that is not actively at work on the Closing Date as the result of a long-term disability or as a result of any disciplinary action by Seller, and Purchaser shall not assume any liability with respect to any current or former employee of Seller except as specifically set forth in this Agreement with respect to the Transferred Employees, or as otherwise required by applicable law;

          (b) With respect to each Transferred Employee:

               (i) Purchaser will provide the Transferred Employees with base salary or wage compensation substantially similar to that provided such employees by Seller on the Closing Date. Purchaser shall not, however, be obligated to retain or provide any bonus or other incentive program as was provided by Seller on the Closing Date. With respect to non-wage terms and conditions of employment, such as pension or savings plans, health, life and disability insurance, Purchaser may either (A) establish or provide arrangements that are similar to those provided such employees by Seller on the Closing Date, or (B) cover such employees (to the extent underwriting conditions permit) under the arrangements Purchaser provides its current, similar-treated employees.

               (ii) To the extent provided under Purchaser's Medical Plan, Purchaser shall waive pre-existing condition requirements, evidence of insurability provisions or any similar provisions under any employee benefit plan or compensation arrangements maintained or sponsored by or contributed to by Purchaser for the Transferred Employees as of the Closing Date to the extent such individuals were covered under Seller's or CHE's applicable medical plan ("Seller's Medical Plan") and to the extent such requirements or provisions did not apply under Seller's Medical Plan.

               (iii) Purchaser shall offer coverage to the Transferred Employees under Purchaser's plan or plans that provide medical benefits ("Purchaser's Medical Plan") as of the Closing Date consistent with plans offered to other employees of Purchaser similarly situated. Seller shall be responsible for medical expenses covered under the terms of Seller's Medical Plan incurred by a Transferred Employee and/or his covered dependents prior to and through the Closing Date. If a Transferred Employee or a covered dependent of a Transferred Employee enrolled in Seller's Medical Plan is hospitalized on the Closing Date, Seller's Medical Plan shall continue to provide coverage for such Person until he or she is discharged from the hospital, to the extent coverage is provided under the terms of Seller's Medical Plan.

               (iv) Recognizing Seller's inability to offer effective continued health coverage on a regional basis where Seller no longer maintains operations, Purchaser shall be primarily responsible for providing insurance coverage as required by Sections 4980B of the Code and
          Section 601 et seq of ERISA ("COBRA") on and after Closing with respect to any employee or former employee of Seller (other than any employee set forth on Schedule 7.1 or whose employment was associated with any of the assets relating to any Angelo and Maxie's restaurant) whose employment with Seller is terminated prior to or in connection with the sale but who does not become a Transferred Employee and any dependent of such employee, who on, prior to or in connection with the Closing, becomes a "qualified beneficiary" (within the meaning of Section 4980B(g)(1) of the Code) as the result of any "qualifying event"(within the meaning of Section 4980B(f)(3) of the Code) that occurs on, prior to or in connection with the Closing. Seller shall be secondarily liable for such COBRA coverage, and shall remain solely liable for (a) complying with all legal requirements relating to coverage, including providing any legally required notices, under the Seller's Medical Plan with respect to any employee listed on Schedule
          7.1 or whose employment was associated with any of the assets relating to any Angelo and Maxie's restaurant; and (b) complying with all notices requirements (including, but not limited to, COBRA notice requirements) relating to coverage under the Seller's Medical Plan, with respect to each employee of Seller who terminates employment prior to Closing but not in connection with the Closing. Purchaser shall be solely responsible for complying with all legal requirements relating to group health plan coverage with respect to any (a) Transferred Employee or (b) dependent of such Transferred Employee, in each case who, after the Closing Date, becomes a "qualified beneficiary" (within the meaning of Section 4980B(g)(1) of the Code) as the result of any "qualifying event"(within the meaning of Section 4980B(f)(3) of the Code) that occurs after the Closing Date or who, after the Closing Date, ceases to be covered under Purchaser's group health plan.

               (v) Purchaser shall recognize for purposes of eligibility for participation and vesting under its employee benefit plans and compensation arrangements the service of any Transferred Employee with Seller and/or its Affiliates.

          (c) As of the Closing Date, Purchaser will assume any and all obligations of the Seller to Transferred Employees for any vacation entitlement and vacation pay entitlement which were accrued as of the Closing Date and set forth on Schedule 1.4.1(a)(iii), as adjusted.

          (d) Neither Purchaser nor Seller intend this Section 7.1 to create any rights or interest, except as between Purchaser and Seller, and no present or future employees of any Party (or any dependents of such employees) will be treated as third party beneficiaries in or under this Agreement.

          (e) Before and after the Closing Date, Seller and Purchaser will cooperate to make available to each other on a prompt basis all reasonable information and documents as may be necessary to coordinate the employment by Purchaser of Transferred Employees, their benefit programs and employment practices and to further the orderly administration of those programs, practices in the provisions of this Agreement relating to Transferred Employees.

          (f) Seller shall retain sponsorship and liability of all Corporation Benefit Plans following the Closing, and for payment of all benefits owing under the Corporation Benefit Plans both before and after the Closing.

          (g) Seller and Purchaser agree to use their reasonable efforts to execute all necessary documents, file all required forms with any governmental agencies and to undertake all actions that may be necessary or desirable to implement expeditiously any actions contemplated in this
     Section 7.1.

     7.2 Maintenance of Books and Records. Each of Seller and Purchaser shall preserve until the seventh anniversary of the Closing Date all records possessed or to be possessed by such Party relating to any of the assets, liabilities or business of the Business prior to the Closing Date. After the Closing Date, where there is a legitimate purpose, such Party shall provide the other Parties with access, upon prior reasonable written request specifying the need therefor, during regular business hours, to (a) the officers, directors, accountants, and employees of such Party and (b) the books of account and records of such Party, and the other Parties and their representatives shall have the right to make copies of such books and records; provided, however, that the foregoing right of access shall not be exercisable in such a manner as to interfere unreasonably with the normal operations and business of such Party; and further provided, that, as to so much of such information as constitutes trade secrets or confidential business information of such Party, the requesting Party and its officers, directors and representatives will use due care to not disclose such information except (i) as required by law, (ii) with the prior written consent of such Party, which consent shall not be unreasonably withheld, or (iii) where such information becomes available to the public generally, or becomes generally known to competitors of such Party, through sources other than the requesting Party, its affiliates or its officers, directors or representatives. Such records may nevertheless be destroyed by a Party if such Party sends to the other Party written notice of its intent to destroy records, specifying with particularity the contents of the records to be destroyed. Such records may then be destroyed after the 30th day after such notice is given unless the other Party objects to the destruction, in which case, the Party seeking to destroy the records shall deliver such records to the objecting Party.

     7.3 Payments Received. Seller and Purchaser each agree that after the Closing Date they will hold and will promptly transfer and deliver to the other, from time to time as and when received by them, any cash, checks with appropriate endorsements (using their best efforts not to convert such checks into cash), or other property that they may receive on or after the Closing Date which properly belongs to the other Party and will account to the other for all such receipts.

     7.4 Use of Name. In connection with the submission of the Proxy Statement, CHE shall obtain approval to change its and Seller's name. Immediately following the Closing Date,

Seller and CHE shall take all such actions as are necessary to change the name of Chart House, Inc., Chart House Enterprises, Inc. and the corporate name of any affiliate of CHE to another corporate name which does not include the word "Chart House" or other words which are confusingly similar to the corporate names, trade names and/or trademarks of Purchaser and/or its affiliates.

     7.5 Publicity. Parent and CHE will agree upon the timing and content of the initial press release to be issued describing the transactions contemplated by this Agreement, and will not make any public announcement thereof prior to reaching such agreement unless required to do so by Applicable Law or regulation or stock exchange requirement. To the extent reasonably requested by any other Party, each Party will thereafter consult with and provide reasonable cooperation to the others in connection with the issuance of further press releases or other public documents describing the transactions contemplated by this Agreement.

     7.6 No Solicitation of Other Offers.

          (a) CHE shall not, nor shall it permit any of its subsidiaries to, nor shall it authorize or permit any officer, director or representative or agent of CHE or any of its subsidiaries (including, without limitation, any investment banker, financial advisor, attorney or accountant retained by CHE or any of its subsidiaries) to, directly or indirectly, (i) solicit, initiate or knowingly encourage (including by way of furnishing non-public information), or take any other action to facilitate the initiation of any inquiries or proposals regarding an Acquisition Proposal (as hereinafter defined), (ii) engage in negotiations or discussions concerning, or provide any nonpublic information to any Person relating to, any Acquisition Proposal, or (iii) agree to approve or recommend any Acquisition Proposal; provided, however, that nothing contained in this Section 7.6 shall prohibit CHE or the Board from taking and disclosing to stockholders a position contemplated by Rule 14e-2 promulgated under the Exchange Act; and provided, further, that, prior to CHE Stockholders' Meeting, (y) the Board on behalf of CHE may upon the bona fide unsolicited request of a Third Party (as hereinafter defined) furnish information or data (including, without limitation, confidential or non-public information or data) relating to CHE or its subsidiaries for the purposes of an Acquisition Proposal and participate in negotiations with a Person making an unsolicited bona fide Acquisition Proposal if the Board believes that to do so could reasonably lead to a Superior Proposal (as hereinafter defined) and (z) the Board may withdraw or modify its recommendation relating to this Agreement or the transactions contemplated hereby if the Board determines in good faith after consultation with its financial advisor that the transactions contemplated hereby are no longer in the best interests of CHE's stockholders and that such withdrawal or modification is, therefore, advisable in order to satisfy its fiduciary duties to CHE's stockholders under Applicable Law.

          (b) As used in this Agreement, "Acquisition Proposal" means any proposal for any of the following (in each case, an "Acquisition Transaction"): (i) a transaction pursuant to which any Person (or group of Persons) other than Parent or its affiliates (a "Third Party") acquires 20% or more of the outstanding shares of capital stock of CHE or Seller pursuant to a tender offer or exchange offer or otherwise, (ii) a merger or other business combination involving CHE or Seller and any Third Party,
     (iii) any other
     transaction pursuant to which any Third Party acquires control of assets (including for this purpose the outstanding equity securities of Seller or other subsidiaries of CHE, and the entity surviving any merger or business combination including any of them) of CHE or Seller having a fair market value equal to 20% or more of the fair market value of all the assets of CHE or Seller immediately prior to such transaction, (iv) any public announcement by a Third Party of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing, (v) a self tender offer, or (vi) any transaction subject to Rule 13(e)-3 under the Exchange Act. As used in this Agreement, "Superior Proposal" means an Acquisition Proposal for more than 50% of the outstanding shares of capital stock, or for all or substantially all of the assets, of CHE that (i) is not subject to any financing contingencies or is, in the good faith judgment of the Board after consultation with its financial advisor, reasonably capable of being financed and (ii) the Board determines in good faith, based upon such matters as it deems relevant, including an opinion of its financial advisor, would, if consummated, result in a transaction more favorable to CHE's stockholders from a financial point of view than the transactions contemplated hereby.

          (c) Prior to providing any information to or entering into discussions with any Person in connection with an Acquisition Proposal by a Person as set forth in Section 7.6(a), CHE shall receive from such Person an executed confidentiality agreement in reasonably customary form and shall notify Parent orally and in writing of the existence of any Acquisition Proposal or any inquiries indicating that any Person is considering making or wishes to make an Acquisition Proposal, as promptly as practicable (but in no case later than three Business Days) after its receipt thereof. CHE shall, to the extent reasonably practicable, inform Parent of the status of any discussions or negotiations with any such Third Party, and any material changes to the terms and conditions of such Acquisition Proposal. At least five (5) days prior to either (x) accepting any Superior Proposal or (y) any change by the Board in its recommendation of the transactions contemplated hereby (if following the receipt of any Acquisition Proposal), CHE shall advise Parent orally and in writing of such Acquisition Proposal and the material terms and conditions of such Acquisition Proposal and the identity of the Person making any such Acquisition Proposal. During such five (5) day period, the Board shall negotiate in good faith to determine whether Parent can or is willing to make a proposal that is superior to the Superior Proposal.

          (d) Subject to the foregoing provisions of this Section 7.6, CHE shall immediately cease and cause to be terminated any existing discussions or negotiations with any Person (other than Parent and Purchaser) conducted heretofore with respect to any of the foregoing. CHE shall ensure that the officers and directors of CHE and its subsidiaries and any investment banker, financial advisor, attorney, accountant or other advisor or representative retained by CHE are aware of the restrictions described in this Section 7.6.

7.7      Sales and Liquor Taxes.

     Seller agrees that it will pay any sales and liquor tax and any taxes required to be paid pursuant to the Illinois Unemployment Insurance Act, in each case relating to the operations of Seller and attributable to time periods prior to the Closing Date.

     7.8 Further Assurances, Post-Closing Cooperation.

          (a) At any time or from time-to-time after the Closing, at Purchaser's request and without further consideration, CHE and Seller shall execute and deliver to Purchaser such other instruments of sale, transfer, conveyance, assignment and confirmation, provide such materials and information and take such other actions as Purchaser may reasonably deem necessary or desirable in order more effectively to transfer, convey and assign to Purchaser, and to confirm Purchaser's title to, all of the Assets, and, to the full extent permitted by law, to put Purchaser in actual possession and operating control of the Business and the Assets and to assist Purchaser in exercising all rights with respect thereto, and otherwise to cause CHE and Seller to fulfill their obligations under this Agreement. Seller shall be reimbursed by Purchaser for any actual out-of-pocket expense incurred in connection with the foregoing.

          (b) If, in order properly to prepare its Tax Returns, other documents or reports required to be filed with any Governmental Authority, financial statements or to fulfill its obligations hereunder, it is necessary that a Party be furnished with additional information, documents or records relating to the Business and such information, documents or records are in the possession or control of the other Party, such other Party shall use commercially reasonable efforts to furnish or make available such information, documents or records (or copies thereof) at the recipient's request, cost and expense. Any information obtained by Seller or Purchaser in accordance with this paragraph shall be held confidential by Seller or Purchaser in accordance with Section 4.3.


                                  ARTICLE VIII

                                  MISCELLANEOUS

     8.1 Termination.

     Anything herein or elsewhere to the contrary notwithstanding, this Agreement may be terminated by written notice of termination at any time before the Closing Date only as follows:

          (a) by mutual written consent of Parent and CHE; or

          (b) subject to Section 5.1.2 and 5.2.2, by Parent or CHE if the Closing shall not have occurred by July 31, 2002, provided, however, that the right to terminate this Agreement under this Section 8.1(b) shall not be available to any Party whose failure to perform any obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before such date; or

          (c) by Parent or CHE, if any court of competent jurisdiction or Governmental Authority shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the payment of the Purchase

     Price and such order, decree, ruling or other action shall have become final and nonappealable; or

          (d) by Parent or CHE, if the Board shall have authorized CHE to enter into a written agreement concerning a transaction that the Board has determined is a Superior Proposal; or

          (e) by Parent or CHE, if the Required Company Vote shall not have been obtained at the CHE Stockholders' Meeting; or

          (f) by CHE, in the event of a breach in any material respect by Parent or Purchaser of any representation, warranty, covenant or agreement contained in this Agreement which (i) cannot or has not been cured within 15 days after the giving of written notice of such breach to Parent and Purchaser and has not been waived by CHE pursuant to the provisions hereof and (ii) would cause the conditions set forth in Article V not to be satisfied;

          (g) by Parent, if the Board shall have withdrawn or modified its approval or recommendation of this Agreement or the transactions contemplated hereby; or

          (h) by Parent, in the event of a breach in any material respect by Seller or CHE of any representation, warranty, covenant or agreement contained in this Agreement which (i) cannot or has not been cured prior to 15 days after the giving of written notice of such breach to Seller and has not been waived by Parent pursuant to the provisions hereof and (ii) would cause the conditions set forth in Article V not to be satisfied.

     8.2 Effect of Termination and Abandonment. In the event of termination of this Agreement and abandonment of the transactions contemplated hereby pursuant to this Article VIII, no Party (or any of its directors or officers) shall have any liability or further obligation to any other Party, except as provided in
Section 8.3 and 8.6, except that nothing herein will relieve any Party from liability for any breach of this Agreement.

     8.3 Payment of Certain Fees upon Termination. If (i) CHE or Parent terminates this Agreement pursuant to Section 8.1(d) or (ii) Parent terminates this Agreement pursuant to Section 8.1(g) and by the date which is twelve (12) months after the date of termination of this Agreement, an Acquisition Transaction with a third party is announced or a letter of intent is entered into and the Acquisition Transaction is subsequently consummated, then, in either case, CHE shall pay to Parent, by wire transfer of immediately available funds, within two days after the consummation of the transaction constituting a Superior Proposal or Acquisition Transaction, as the case may be, a fee of $1,500,000 plus expenses not to exceed $500,000.

     8.4 Bulk Sales Law. Purchaser waives compliance by Seller with the provision of any applicable bulk sales laws. Seller shall promptly pay and discharge when due or contest or litigate all claims of creditors that are asserted against Purchaser by reason of non-compliance with such laws, except with respect to any such claims that relate to the Assumed Liabilities.

     8.5 Sales, Transfer and Documentary Taxes, etc. All excise, sales, value added, use, registration, stamp, transfer and similar Taxes, levies, charges and fees incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by Purchaser, whether imposed by law on Seller or Purchaser, and Purchaser shall indemnify, reimburse and hold harmless Seller in respect of the liability for payment of or failure to pay any such Taxes, levies, charges or fees. Purchaser and Seller shall cooperate in providing each other appropriate resale exemption certificates and other appropriate Tax documentation.

     8.6 Expenses. Each Party shall bear its own expenses, including the fees and expenses of any attorneys, accountants, investment bankers, brokers, finders or other intermediaries or other Persons engaged by it, incurred in connection with this Agreement and the transactions contemplated hereby, except (i) the expenses incurred in connection with the printing, filing and mailing to stockholders of the Proxy Statement and the solicitation of stockholder approvals shall be the sole responsibility of CHE, and (ii) all filing fees incurred, or to be incurred, in connection with filings under the HSR Act and any other applicable antitrust laws and regulations shall be shared equally by CHE and Parent.

     8.7 Contents of Agreement; Amendments. This Agreement and the Confidentiality Agreement dated August 13, 2001 between Parent and CHE (the "Confidentiality Agreement') sets forth the entire understanding of the Parties hereto with respect to the transactions contemplated hereby. Any and all previous agreements and understandings between or among the Parties regarding the subject matter hereof, whether written or oral (other than the Confidentiality Agreement), are superseded by this Agreement. This Agreement shall not be amended or modified except by written instrument duly executed by each of the Parties hereto.

     8.8 Assignment and Binding Effect. This Agreement may not be assigned prior to the Closing by any Party without the prior written consent of the other Parties, provided that Purchaser may assign this Agreement to an affiliate of Purchaser without obtaining such consent, provided further that no such assignment shall relieve Purchaser or Parent of its obligations hereunder. Subject to the foregoing, all of the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the successors and assigns of CHE, Parent, Seller and Purchaser, provided that the Parties hereto shall continue to be obligated in accordance with the terms of this Agreement.

     8.9 Waiver. Any term or provision of this Agreement may be waived at any time by the Party entitled to the benefit thereof by a written instrument duly executed by such Party.

     8.10 Notices. All notices required or permitted to be given hereunder shall be in writing and may be delivered by hand, by facsimile, by nationally recognized private courier, or by United States mail. Notices delivered by mail shall be deemed given three (3) Business Days after being deposited in the United States mail, postage prepaid, registered or certified mail. Notices delivered by hand, by facsimile, or by nationally recognized private carrier shall be deemed given on the first Business Day following receipt; provided, however, that a notice delivered by facsimile shall only be effective if such notice is also delivered by hand, or deposited in the United States mail, postage prepaid, registered or certified mail, on or before two (2) Business Days after its delivery by facsimile. All notices shall be addressed as follows:

     a)  As to the Company:              Chart House Enterprises, Inc.
                                         640 North LaSalle Street, Suite 295
                                         Chicago, Illinois  60610
                                         Telephone:  (312) 202-1924
                                         Telecopy:  (312) 649-6941
                                         Attn:  Kenneth R. Posner

         with a copy (which shall not    Seyfarth Shaw
         constitute notice) to:          55 East Monroe Street
                                         Suite 4200
                                         Chicago, Illinois 60603
                                         Telephone: (312) 269-8961
                                         Telecopy:  (312) 269-8869
                                         Attn:  Robert F. Weber


     b)  As to Parent and Merger Sub:    Landry's Restaurants, Inc.
                                         1510 West Loop South
                                         Houston, Texas  77027
                                         Telephone:  (713) 386-7000
                                         Telecopy:   (713) 386-7070
                                         Attention:  Tilman J. Fertitta,
                                                     Chairman,
                                                     President and Chief
                                                     Executive Officer

         with a copy (which shall not    Haynes and Boone, LLP
         constitute notice) to:          1000 Louisiana
                                         Suite 4300
                                         Houston, Texas 77002
                                         Telephone: (713) 547-2566
                                         Telecopy: (713) 236-5652
                                         Attention: Arthur S. Berner

or to such other address and to the attention of such other Person as the Party to whom such notice is to be given may have theretofore designated in a notice to the other Party hereto.

     8.11 Governing Law. This Agreement shall be governed by and interpreted and enforced in accordance with the internal laws of the State of Delaware.

     8.12 No Benefit to Others. The representations, warranties, covenants and agreements contained in this Agreement are for the sole benefit of the Parties hereto and, in the case of Article VI hereof, the other Indemnitees, and their heirs, executors, administrators, legal representatives, successors and assigns, and they shall not be construed as conferring any rights on any other Persons.

     8.13 Headings, Gender and "Person". All section headings contained in this Agreement are for convenience of reference only, do not form a part of this Agreement and shall not affect in any way the meaning or interpretation of this Agreement. Words used herein, regardless of the number and gender specifically used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine, or neuter, as the context requires. Any reference to a "Person" herein shall include an individual, firm, corporation, partnership, trust, Governmental Authority or body, association, unincorporated organization or any other entity.

     8.14 Schedules and Exhibits. All schedules and exhibits referred to herein are intended to be and hereby are specifically made a part of this Agreement.

     8.15 Severability. Any provision of this Agreement which is invalid or unenforceable in any jurisdiction shall be ineffective to the extent of such invalidity or unenforceability, and any such invalidity or unenforceability shall not invalidate or render unenforceable the remaining provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

     8.16 Counterparts; Facsimile Signatures. This Agreement may be executed in any number of counterparts and any Party hereto may execute any such counterpart, each of which when executed and delivered shall be deemed to be an original and all of which counterparts taken together shall constitute but one and the same instrument. This Agreement shall become binding when one or more counterparts taken together shall have been executed and delivered by the Parties. It shall not be necessary in making proof of this Agreement or any counterpart hereof to produce or account for any of the other counterparts. The Parties agree that facsimile transmission of original signatures shall constitute and be accepted as original signatures.

     8.17 CHE Guarantee. CHE hereby unconditionally guarantees to Purchaser and Parent the full and timely performance of all of the obligations and agreements of Seller in accordance with the terms hereof. The foregoing guarantee shall include the guarantee of the payment of all Purchaser Losses which might become recoverable as a result of the nonperformance of any of the obligations or agreements so guaranteed or as a result of the nonperformance of this guarantee. Each of Purchaser and Parent may, at its option, proceed against CHE for the performance of any such obligation or agreement, or for damages for default in the performance thereof, without first proceeding against Seller or against any of its properties. CHE further agrees that its guarantee shall be an irrevocable guarantee and shall continue in effect notwithstanding any extension or modification of any guaranteed obligation, any assumption of any such guaranteed obligation by any other party, or any other act or thing which might otherwise operate as a legal or equitable discharge of a guarantor and CHE hereby waives all special suretyship defenses and notice requirements.

     8.18 Parent Guarantee. Parent hereby unconditionally guarantees to Seller and CHE the full and timely performance of all of the obligations and agreements of Purchaser in accordance with the terms hereof. The foregoing guarantee shall include the guarantee of the payment of all Seller Losses which might become recoverable as a result of the nonperformance of any of the obligations or agreements so guaranteed or as a result of the nonperformance of this guarantee. Each of Seller and CHE may, at its option, proceed against Parent for the performance of any such obligation or agreement, or for damages for default in the performance thereof, without first proceeding against Purchaser or against any of its properties. Parent further agrees that its guarantee shall be an irrevocable guarantee and shall continue in effect notwithstanding any extension or modification of any guaranteed obligation, any assumption of any such guaranteed obligation by any other party, or any other act or thing which might otherwise operate as a legal or equitable discharge of a guarantor and Parent hereby waives all special suretyship defenses and notice requirements.

     8.19 No Strict Construction. The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent and agreement, and no rule of strict construction shall be applied against any Party.

     8.20 Jurisdiction and Service of Process. SELLER, CHE, PARENT AND PURCHASER HEREBY CONSENT TO THE JURISDICTION OF ANY STATE OR FEDERAL COURT LOCATED WITHIN WILMINGTON, DELAWARE, AND IRREVOCABLY AGREE THAT, SUBJECT TO THE OTHER PROVISIONS OF THIS AGREEMENT, ALL ACTIONS OR PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT WHICH MAY BE LITIGATED SHALL BE LITIGATED IN SUCH COURTS. EACH OF SELLER, CHE, PARENT AND PURCHASER ACCEPTS FOR SUCH PARTY AND IN CONNECTION WITH SUCH PARTY'S PROPERTIES, GENERALLY AND UNCONDITIONALLY, THE NONEXCLUSIVE JURISDICTION OF THE AFORESAID COURTS AND WAIVES ANY DEFENSE OF FORUM NON CONVENIENS, AND IRREVOCABLY AGREES TO BE BOUND BY ANY JUDGMENT RENDERED THEREBY IN CONNECTION WITH THIS AGREEMENT.

     8.21 Trial. EACH OF SELLER, CHE, PARENT AND PURCHASER HEREBY WAIVES SUCH PARTY'S RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY DEALINGS BETWEEN THE PARTIES HERETO RELATING TO THE SUBJECT MATTER HEREOF. EACH OF SELLER, CHE, PARENT AND PURCHASER ALSO WAIVES ANY BOND OR SURETY OR SECURITY UPON SUCH BOND WHICH MIGHT, BUT FOR THIS WAIVER, BE REQUIRED OF ANY PARTY TO THIS AGREEMENT. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING WITHOUT LIMITATION, CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. EACH OF SELLER, CHE, PARENT AND PURCHASER ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH HAS ALREADY RELIED ON THE WAIVER IN ENTERING INTO THIS AGREEMENT AND THAT EACH WILL CONTINUE TO RELY ON THE WAIVER IN THEIR RELATED FUTURE DEALINGS. EACH OF SELLER, CHE, PARENT AND PURCHASER FURTHER WARRANTS AND REPRESENTS THAT SUCH PARTY HAS REVIEWED THIS WAIVER WITH SUCH PARTY'S LEGAL COUNSEL, AND THAT SUCH PARTY KNOWINGLY AND VOLUNTARILY WAIVES SUCH PARTY'S JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING, AND THE WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT.

     8.22 Knowledge. As used in this Agreement, "knowledge" of Seller or CHE, to Seller's or CHE's knowledge, or words of similar import shall mean the actual knowledge as of the applicable date, after reasonable inquiry, of those persons listed in Schedule 8.22(a). As used in this Agreement, "knowledge" of Purchaser or Parent, to Purchaser's or Parent's knowledge, or words of similar import shall mean the actual knowledge as of the applicable date, after reasonable inquiry, of those persons listed in Schedule 8.22(b).

     8.24 Attorney's Fees. The prevailing Party in any action, suit, proceeding, arbitration, or mediation, brought to enforce any matter under this Agreement, shall be entitled to recover, in addition to any other available remedies, its reasonable attorney's fees and costs actually incurred in connection with the action, suit, proceeding, arbitration or mediation.

                                  [SIGNATURE PAGE FOLLOWS]

         IN WITNESS WHEREOF, the Parties have duly executed this Agreement as of the day and year first above written.

                                       CHART HOUSE, INC.

                                       By:______________________________________
                                       Name:____________________________________
                                       Title:___________________________________

                                       CHART HOUSE ENTERPRISES, INC.

                                       By:______________________________________
                                       Name:____________________________________
                                       Title:___________________________________

                                       LANDRY'S RESTAURANTS, INC.

                                       By:______________________________________
                                       Tilman J. Fertitta
                                       President

                                       LCH ACQUISITION, INC.

                                       By:______________________________________
                                       Tilman J. Fertitta
                                       President

                                     ANNEX I

                                   DEFINITIONS

         Capitalized terms used but not defined in the Asset Purchase Agreement have the respective meanings assigned to such terms below.

         "AAA" is defined in Section 1.3.3(b).

         "Acquisition Proposal" is defined in Section 7.6(b).

         "Acquisition Transaction" is defined in Section 7.6(b).

         "Affiliate" of any Person means another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person.

         "Agreed Rate" is defined in Section 1.3.3(c).

         "Agreement" is defined in the first paragraph of this Agreement.

         "Amended and Restated By-Laws" is defined in Section 3.1.2.

         "Applicable Law" means any law, order, rule or regulation applicable to the Company, any Company Subsidiary or the assets of the Company or any Company Subsidiary.

         "Assets" is defined in Section 1.1.

         "Assigned Contracts" is defined in Section 1.1.1(e).

         "Assumed Closing Date Liabilities" is defined in Section Section 1.3.3(a).

         "Assumed Closing Statement" is defined in Section 1.3.3(a).

         "Assumed Current Assets" is defined in Section 1.3.3(a)

         "Assumed Liabilities" is defined in Section 1.4.1.

         "Assumption Agreement" is defined in Section 2.2(a)(iv).

          "Blue Sky Laws" is defined in Section 3.1.4(b).

         "Board" is defined in Section 3.1.3.

         "Business" is defined in Recital A.

         "CERCLA" means the federal Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. Sections 9601 et. seq., as amended.

         "CHE" is defined in the first paragraph of this Agreement.

         "CHE SEC Reports" is defined in Section 3.1.5(a).

         "CHE Stockholders' Meeting" is defined in Section 4.1.5.

         "Closing" is defined in Section 2.1.

         "Closing Date" is defined in Section 2.1.

         "Closing Assumed Current Assets" is defined in Section 1.3.3(a).

         "COBRA" means Consolidated Omnibus Budget Reconciliation Act, as amended.

         "Code" means the Internal Revenue Code of 1986, as amended.

         "Common Stock" is defined in Section 3.1.3.

         "Confidential Information" is defined in Section 4.3.

         "Confidentiality Agreement" is defined in Section 8.7.

         "Contract" means any loan or credit agreement, note, bond, mortgage, indenture, lease, sublease, purchase order or other agreement, commitment, or license.

         "Corporation Benefit Plans" is defined in Section 1.1.2(i).

         "DGCL" is defined in Section 3.1.3.

         "Environmental Law" means any applicable federal, state, and local statute, regulation, ordinance, and administrative or judicial order relating to protection of public health and welfare and the environment, including, without limitation, those regulating hazardous substances, such as CERCLA, the Resource Conservation and Recovery Act, the Federal Clean Air and Clean Water Acts, and their state analogs, and those relating to the protection of environmentally sensitive areas.

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

         "Estimated Assumed Closing Date Liabilities" is defined in
Section 1.3.3(a).

         "Estimated Assumed Current Assets" is defined in Section 1.3.3(a).

         "Estimated Assumed Current Assets Statement" is defined in
Section 1.3.3(a).



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         "Exchange Act" is defined in Section 3.1.4(b).

         "Excluded Assets" is defined in Section 1.1.2.

         "Excluded Contracts" is defined in Section 1.1.2(g).

         "Excluded Liabilities" is defined in Section 1.4.2.

         "FIRPTA" means Foreign Investment in Real Property Tax Act.

         "GAAP" is defined in Section 3.1.5(b).

         "Governmental Authorities" is defined in Section 3.1.4(b).

         "Hazardous Substance" means "hazardous substance," "pollutant," or "contaminant," and "petroleum" and "natural gas liquids" as those terms are defined or used in Section 101 of CERCLA, and any other substances regulated because of their effect or potential effect on public health and the environment, including, without limitation, PCBs, lead paint, asbestos, urea formaldehyde, bioaerosols, radioactive materials, mold, and putrescible and infectious materials.

         "HSR Act" is defined in Section 3.1.4(b).

         "Indemnitee" is defined in Section 6.3(a).

         "Indemnitor" is defined in Section 6.3(a).

         "Independent Accounting Firm" is defined in Section 1.3.3(b).

         "Intellectual Property" is defined in Section 3.1.18(b).

         "Interested Party" is defined in Section 4.3.

         "Inventory" is defined in Section 1.1.1(d).

         "IRS" means the Internal Revenue Service.

         "knowledge" is defined in Section 8.22.

         "Landlord's Consents" is defined in Section 2.2(a)(xi).

         "Latest Balance Sheet" is defined in Section 3.1.5(c).

         "Lease Assignments" is defined in Section 2.2(a)(iii).

         "Leased Property" is defined in Section 1.1.1(a).

         "Leases" is defined in Section 1.1.1(a).



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         "Liabilities Schedule" is defined in Section 1.3.3(a).

         "Liens" means mortgages, liens, security interests, pledges, easements, rights of first refusal, options, restrictions or encumbrances of any kind.

         "Losses" is defined in Section 6.3(a).

         "Material Adverse Effect" means in respect of any Person, any change in, or effect on such Person, or, in the case of the Seller, the Business or the Assets, in each case taken as a whole, which is or is reasonably likely to be, materially adverse to the business, operations, assets, liabilities, financial condition of the Business or the Assets, taken as a whole.

         "Material Contract" is defined in Section 3.1.16(a).

         "Newco" is defined in Section 1.6.

         "Non-Solicitation Agreement" is defined in Section 5.1.6.

         "Notice of Claim" is defined in Section 6.3(b).

         "OSHA" means Occupational Safety and Health Administration.

         "Parent" is defined in the first paragraph of this Agreement.

         "Parent Representatives" is defined in Section 4.1.7.

         "Party" or "Parties" means one or more as the context requires of CHE, Seller, Parent and Purchaser.

         "Permits" is defined in Section 1.1.1(f).

         "Permitted Liens" is defined in Section 3.1.14.

         "Person" is defined in Section 8.13.

         "Piper Jaffray" is defined in Section 3.1.10.

         "Possessory Collateral" is defined in Section 5.1.9(a). "Preferred Stock" is defined in Section 3.1.3.

         "Premises" is defined in Recital A.

         "Proceedings" is defined in Section 3.1.8.

         "Proxy Statement" is defined in Section 3.1.9.



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         "Purchaser" is defined in the first paragraph of this Agreement.

         "Purchaser Losses" is defined in Section 6.1.

         "Purchaser's Disclosure Schedule" is defined in Section 3.2.

         "Purchaser's Medical Plan" is defined in Section 7.1(b).

         "Purchase Price" is defined in Section 1.3.1.

         "Release Documents" is defined in Section 5.1.9(a).

         "Required Company Vote" is defined in Section 3.1.3.

         "Required Consents" is defined in Section 3.1.4(b).

         "Restated Certificate of Incorporation" is defined in Section 3.1.2.

         "Returns" means, collectively, with respect to any Person, returns, declarations of estimated tax, tax reports, information returns and statements relating to any material Taxes with respect to any income, assets or operations.

         "SEC" means the Securities and Exchange Commission.

         "Securities Act" is defined in Section 3.1.4(b).

          "Seller" is defined in the first paragraph of this Agreement. In addition, "Seller" shall mean any Subsidiary of Chart House, Inc. or CHE, owning any interest in the Assets or the Business.

         "Seller Losses" is defined in Section 6.2.

         "Seller's Disclosure Schedule" is defined in Section 3.1.

         "Seller's Medical Plan" is defined in Section 7.1(b)(ii).

         "Senior Debt" means the Company's Revolving Credit and Term Loan Agreement.

         "Senior Lender" means the holder of the Senior Debt.

         "Stock Sale" is defined in Section 1.6.

         "Sub Debt" means the Company's outstanding unsecured notes.

         "Sub Lender" means the holder of the Sub Debt Amount.


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         "Subsidiary" means, with respect to any Person, any other Person of which more than fifty percent (50%) of the capital stock or other interests entitled to vote in the election of directors or comparable Persons performing similar functions are at the time owned or controlled, directly or indirectly, through one or more Subsidiaries, by such Person.

         "Subsidiary Documents" is defined in Section 3.1.2.

         "Superior Proposal" is defined in Section 7.6(b).

         "Taxes" in the plural and "Tax" in the singular means all federal, state, local and foreign taxes, including income, employment (including Social Security, withholding and state disability), excise, property, franchise, gross income, real or personal property, ad valorem, sales, use, customs, duties, and other taxes, fees, assessments or charges of any kind, together with all interest, additions to tax and penalties relating thereto.

         "Tax Return" means any return, report, declaration, form, claim for refund or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

         "Third Party" is defined in Section 7.6(b).

         "Third Party Claims" is defined in Section 6.3(c).

         "Transferred Employees" is defined in Section 7.1(a).

         "Transition Services Agreement" is defined in Section 2.2(a)(v).



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